UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Humana Inc. 500 West Main Street Louisville, Kentucky 40202

(Top Photo: Kurt Hilzinger; Bottom Photo: Bruce Broussard)

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 22, 2021, beginning at 9:30 a.m., Eastern Time. In careful consideration of the health and safety all attendees amid the ongoing 2019 coronavirus pandemic (COVID-19), we’ve determined that this year’s Annual Meeting will be held in a virtual format through a live audio webcast that will be accessible at www.virtualshareholdermeeting.com/HUM2021. A recording of the Annual Meeting will be available on our Investor Relations website within 48 hours after the meeting. For further information on how to participate in the meeting, please refer to the “Frequently Asked Questions” section within this Proxy Statement.

This proxy statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of U.S. Securities and Exchange Commission (SEC) rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 10, 2021. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 10, 2021, to our stockholders of record as of February 22, 2021.

2020 Reflections

Defined by a worldwide pandemic, 2020 was an unprecedented and challenging year that underscored the importance of physical and mental health. Over the last year, we worked relentlessly to ease the burden for our stakeholders by being proactive and transparent, with a focus on addressing health and financial concerns for members, providers, employer groups, and our underserved communities, as well as supporting our associates. We are grateful for the unwavering commitment of the clinicians and essential workers who have continuously stood on the frontlines in the fight against COVID-19. We are also proud of the resiliency and response of our associates - never wavering in putting our members’, patients’ and providers’ holistic health at the forefront while continuing to advance our strategy.

COVID-19 has highlighted the importance of Humana’s clinically focused integrated model designed to deliver holistic, personalized, empathetic care to our members. In partnership with policymakers and our industry peers, we proactively took deliberate and sustained actions to remove financial barriers and ensure continuous access to care in response to the pandemic, easing some of the burden on our nation’s most vulnerable population at a time when they needed it most. Our omni-channel approach to care encouraged members to seek care and allowed us to meet members where they wanted to receive care, whether that’s in a clinic setting, in the home, or via telehealth. As a result of the pandemic, members are increasingly seeking in-home care options, and we expect the home to remain a preferred place of care for many of our members even as the pandemic subsides. We also proactively addressed social determinant of health needs that were exacerbated by the pandemic, including delivering meals to members who were food insecure, sending care kits with masks to all Humana members and associates and addressing loneliness.

Driven by our dedication to holistic care, Humana continued to accelerate on all fronts in 2020 despite the pandemic, including our short-term operating and financial performance, our ability to drive and invest in our long-term strategic objectives, and in our customer centricity efforts. We credit this remarkable achievement, and our continued success, to the trust and dedication of our associates, members, clinician partners, governmental partners and stockholders - to whom we offer our sincere thanks and gratitude.

As we look to 2021 and beyond, we are encouraged by how the collective healthcare system responded to the crisis, and how actions taken to combat the pandemic strengthened and accelerated critical tenets of the system. While we expect healthcare to change substantially in the next five to ten years, we are excited to help drive this continued evolution and we are confident that Humana will play a leadership role in shaping the future of healthcare.

	Kurt J. Hilzinger Chairman of the Board and Stockholder March 10, 2021	Bruce D. Broussard Director, President and Chief Executive Officer and Stockholder March 10, 2021

Notice of 2021 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Eastern Time, on Thursday, April 22, 2021

Virtual Meeting:	www.virtualshareholdermeeting.com/HUM2021

Agenda:

1.  Elect the thirteen (13) director nominees named in the proxy statement.

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

3.  Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.  Consider any other business properly brought before the meeting.

Record Date:	February 22, 2021. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•  BY INTERNET

•  BY TELEPHONE

•  BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

•  BY VOTING DURING THE ANNUAL MEETING

See instructions on your proxy card or at the voting site (www.proxyvote.com).

By Order of the Board of Directors,

Joseph M. Ruschell

Associate Vice President, Assistant General Counsel & Corporate Secretary

March 10, 2021

Proxy Summary

General Information

Meeting:	2021 Annual Meeting of Stockholders	Place:	www.virtualshareholdermeeting.com/HUM2021

Date:	Thursday, April 22, 2021

Time:	9:30 a.m., Eastern Time

Record Date:	February 22, 2021

How to Vote Your Shares

You may vote if you were a stockholder as of the close of business on February 22, 2021.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided

By Phone Call the phone number located on the top of your proxy card	During the Meeting Attend our virtual annual meeting and cast your vote using the webcast voting options

Voting Overview

Items of Business		Board Recommendation	Page Reference
1.	Elect the thirteen (13) director nominees named in the proxy statement.	FOR	32
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.	FOR	78
3.	Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.	FOR	79
4.	Consider any other business properly brought before the meeting.

Board Nominees

Name	Position	Age	First Elected Director
Kurt J. Hilzinger	Chairman of the Board, Independent Director	60	07/2003
Bruce D. Broussard	Director, President and Chief Executive Officer	58	01/2013
Raquel C. Bono, M.D.	Independent Director	64	09/2020
Frank A. D’Amelio	Independent Director	63	09/2003
Wayne A.I. Frederick, M.D.	Independent Director	49	02/2020
John W. Garratt	Independent Director	52	02/2020
David A. Jones, Jr.	Independent Director	63	05/1993
Karen W. Katz	Independent Director	64	09/2019
Marcy S. Klevorn	Independent Director	61	02/2021
William J. McDonald	Independent Director	64	10/2007
Jorge S. Mesquita	Independent Director	59	02/2021
James J. O’Brien	Independent Director	66	04/2006
Marissa T. Peterson	Independent Director	59	08/2008

i	Humana | 2021 Proxy Statement • Proxy Summary

Frequently Asked Questions

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned Humana Inc. common stock, which we refer to as Shares, as of Monday, February 22, 2021, which we refer to as the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2021 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 22, 2021, at 9:30 a.m., Eastern Time, via live audio webcast and will be accessible at www.virtualshareholdermeeting.com/HUM2021.

Who is entitled to vote?

Anyone who owns Shares, as of the close of business on February 22, 2021, the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, 129,010,557 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

Frequently Asked Questions • 2021 Proxy Statement | Humana	1

What will I be voting on?

•	Election of the thirteen (13) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021; and

•	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

•	FOR the election of each of the thirteen (13) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How do I participate in the Annual Meeting?

This year’s Annual Meeting will be held in a virtual format through a live audio webcast. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the meeting. Stockholders who attend virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Accordingly, as stockholders, you will be able to listen, submit your questions and vote your shares online regardless of location. The Company will provide Rules of Conduct which can be obtained at www.proxyvote.com after logging in with your unique 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form that accompanied your proxy materials (your “Control Number”). The Rules of Conduct will be strictly adhered to during the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HUM2021, you must enter your Control Number. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your Control Number. Non-stockholders are welcome to attend the Annual Meeting through the guest log-in at www.virtualshareholdermeeting.com/HUM2021, however guests will not be allowed to participate during the Annual Meeting except as listeners.

A question and answer session will be available to stockholders during the Annual Meeting and will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HUM2021. The Company’s Corporate Secretary will review all questions to ensure that those presented for response are in accordance with the Rules of Conduct.

We encourage you to access the Annual Meeting before it begins. Online check-in will begin approximately thirty minutes before the Annual Meeting. Technicians will be available to assist you during that time if you have difficulty accessing the Annual Meeting.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)

By Internet.  The website for voting is www.proxyvote.com. In order to vote on the Internet, you need the Control Number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on

2	Humana | 2021 Proxy Statement • Frequently Asked Questions

Wednesday, April 21, 2021, the day before the Annual Meeting. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)

By Telephone.  If you are a registered holder in the United States or Canada, you may call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 21, 2021, the day before the Annual Meeting. In order to vote by telephone, you need the Control Number on your proxy card. Each stockholder has a unique Control Number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)

By Mail.  Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m., Eastern Time, on Friday, April 16, 2021. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m., Eastern Time, on Wednesday, April 21, 2021, the day before the Annual Meeting.

4)

By Virtual Webcast.  Attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/HUM2021 and cast your vote using the webcast voting options. Be aware that you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to obtain your Control Number in order to vote.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, the persons acting under the proxies will vote your Shares as follows:

•	FOR the election of each of the thirteen (13) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice and voting instruction card from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail, on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes and you may not vote your Shares at the Annual Meeting unless you receive a valid proxy from your brokerage, firm, bank, broker-dealer or other nominee holder.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instruction form, your Shares may not be voted by the nominee with respect to certain proposals, including:

•	the election of directors;

•	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

•	the frequency with which future non-binding advisory stockholder votes on the compensation of the Company’s Named Executive Officers will be held.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote Shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters for this purpose, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

Frequently Asked Questions • 2021 Proxy Statement | Humana	3

How many votes are required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee.(1)	No effect	No	Voted “For” All Directors
Ratification of the appointment of the independent registered public accounting firm	Majority of shares present and entitled to vote	Counted as “Against”	Yes	Voted “For”
Non-binding advisory vote to approve executive compensation	Majority of shares present and entitled to vote	Counted as “Against”	No	Voted “For”

(1)

Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

(2)

If you are a beneficial owner whose Shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your Shares. If you do not provide voting instructions, your Shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for the matters being presented for action at the Annual Meeting, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker non-vote occurs when a broker or other NYSE member organization holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered routine.

What is a “quorum”?

A “quorum” is the presence at the Annual Meeting, virtually or by proxy, of a majority of the issued and outstanding Shares entitled to vote at the Annual Meeting. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

4	Humana | 2021 Proxy Statement • Frequently Asked Questions

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m., Eastern Time, on Wednesday, April 14, 2021, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them later than that time), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote during the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I change my vote or revoke my proxy?

You have the right to revoke your proxy at any time before the Annual Meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

3)

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date. For written and fax notices, you must include the Control Number that is printed on the upper portion of your proxy card;

4)	Virtually — you may attend the virtual webcast of the Annual Meeting and submit your vote.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2022 Annual Meeting?

Stockholder proposals, or stockholder nominees for director at the 2022 Annual Meeting, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2022 Annual Meeting, must be submitted to the Corporate Secretary in writing no later than November 10, 2021. Proposals should be submitted to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Frequently Asked Questions • 2021 Proxy Statement | Humana	5

May a stockholder present a proposal not included in our Proxy Statement at the April 22, 2021, Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Amended and Restated Bylaws (the “Bylaws”). Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.”

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $12,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $275,600 plus expenses. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings and Financial Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “SEC Filings and Financial Reports.”

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

6	Humana | 2021 Proxy Statement • Frequently Asked Questions

Company Overview

Headquartered in Louisville, Kentucky, Humana Inc. is a leading (2020 Fortune #52 ranking) health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2020, we had approximately 16.8 million members in our medical benefit plans, as well as approximately 5.3 million members in our specialty products.

Our Strategy

We are committed to addressing the most important health needs of our millions of medical and specialty insurance members and health care services customers to simplify achieving better health and give our customers back healthy days. We offer insurance and non-insurance products to consumers through our various subsidiaries. Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. In addition, we offer services to our health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care delivery system with the power to address our customers’ most significant needs that stand in the way of simpler health care and better health by (i) making care more predictable, understandable, and affordable, (ii) addressing medical, behavioral, and social needs, and (iii) delivering care whenever and wherever our customers need it. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large. Humana’s innovative strategy continues to capitalize on industry changes by positioning ourselves as a partner in health and aging to our consumers. We understand that health care is complicated, and dealing with multiple physicians and other health care professionals can be a confusing and daunting task. That is one of the principal reasons why Humana continues to enhance its integrated care delivery strategy in key areas to enable a better and more seamless locally delivered health care experience for our members.

We are focusing on the unmet needs that matter the most to our customers, aligning our actions and behaviors to go above and beyond to solve those needs and deliver on a “more human” experience, so people get more than they expect, ultimately helping members achieve their best health. We call this delivering “human care.” Human care separates Humana from other traditional insurance companies, demonstrating that our approach is more caring, personalized, and easier. We do this by (i) listening to our customers, (ii) establishing strong partnerships with trusted individuals who are involved in their care, such as providers and caregivers, (iii) developing technologies and other solutions that offer convenient and easy ways for them to engage with their health, and (iv) leveraging data analytics to improve how they engage and interact with us by personalizing the experience for how they want to interact with Humana.

Our ecosystem of value-based care delivery capabilities engages our customers clinically by focusing on the physical, mental, and preventative aspects of their health, and delivering better health outcomes. We activate a network of proprietary and partnered solutions, focusing specifically on the highest influence touchpoints of the health care delivery system, including primary care, home health, pharmacy, behavioral health, and social determinants of health. We support the integration of these touchpoints through robust data, analytics, and digital health capabilities that help us engage our customers in their health and get them the right care, in the right place, at the right time. This approach allows us to deliver better quality and health outcomes while making the health care experience simpler for our members and patients.

Our COVID-19 Response

Defined by the COVID-19 pandemic, 2020 was a unique and challenging year that highlighted the strengths of the Medicare Advantage (MA) program and the value that this enduring public-private partnership brings to our nation’s seniors, the disabled and the healthcare system as a whole. From the outset of the pandemic, Humana has taken decisive action to support our members, provider partners, associates, and the communities we serve to ease some of the difficulties presented by the pandemic.

We quickly implemented changes for our members to (i) remove financial barriers to care, (ii) improve access to care and pivot to telephonic and in-home care, (iii) provide resources to help them safely access in-person care, (iv) address social determinants of health needs that were exacerbated by the pandemic, and (v) leverage our data and analytics capabilities to establish a clinical outreach team to proactively engage with our most vulnerable members. In response to the unprecedented strain faced by our provider partners early in the pandemic, we took actions intended to provide financial and administrative relief to ease liquidity concerns and enable them to devote as much time and resources as possible to unencumbered frontline patient care.

Company Overview • 2021 Proxy Statement | Humana	7

Our response to the pandemic and performance throughout 2020 would not have been possible without the extraordinary, resilient efforts of our associates — who went above and beyond to continually meet the needs of our stakeholders while facing their own daily challenges as a result of COVID-19. To support them, we quickly transitioned nearly all of our workforce to a remote work environment. We also made certain that our frontline care providers, clinicians, and pharmacists – who continued to care for our members and patients in our clinics and in the home – had the proper protective equipment and space to safely do so. At our physical locations we implemented wellness checks, social distancing practices and enhanced cleaning protocols, among other things, to support the health and safety of our associates whose roles are not conducive to a remote work environment. We also expanded our benefits to assist our associates who faced financial hardship and to address the difficulties that the pandemic presented to daily life.

Our COVID-19 response initiatives include:

Associates

✓	Transitioned approximately 94% of workforce to work-at-home and equipped them with the necessary technology and resources for a successful remote work environment
✓	Created a special COVID-19 paid leave program to support associates who are sick or quarantining
✓	Provided $13.10 million in funding for emergency relief for caregiving (back-up childcare and/or eldercare needs)
✓	Provided $7.56 million in funding relief for financial hardship (food insecurity, household essentials and family job loss)
✓

Adjusted pay and leave policies to provide 40 hours of supplemental PTO to manage personal challenges as a result of COVID-19 (school closings, child care, etc.); Our associates accessed 413,762 hours of the supplemental PTO

✓	Partnered with Care.com to provide free premium membership ($150 value) to assist associates in finding caregivers for family members
✓	Contributed $1.5 million to the United Way and Louisville Fund for the Arts in lieu of annual associate giving campaigns
✓	Expanded volunteer time off & virtual volunteer opportunities to help communities recover from both the pandemic and efforts related to social injustice
✓	Maintained Company culture through weekly communications from our CEO

Members

✓	Removed financial barriers for access to care by waiving COVID-19 related costs for health plan members, including by:
•	Leading the industry in waiving member responsibility for copays, deductibles or coinsurance associated with COVID-19 testing and treatment, including related visit costs in a range of clinical settings and inpatient hospital admissions
•	Waiving MA member responsibility for copays, deductibles or coinsurance for all telehealth services delivered by participating/in-network providers and accepting audio-only/telephone and audio-video visits for reimbursement
✓	Established a clinical outreach team to proactively engage with our most vulnerable members
✓	Allowed early prescription refills so members could prepare for extended supply needs
✓	Partnered with the federal government to expand access to telehealth
✓	Created a testing concierge service to facilitate and guarantee testing for members through partnerships with Walmart and LabCorp
✓	Delivered over 20 million Humana masks to members and associates to facilitate access to care and support visits to providers safely
✓	Mailed in-home preventive screening and diabetes testing kits to encourage members to seek preventive care that may have been delayed during the pandemic
✓	Created an online tool and stood up an innovative home based COVID-19 test option for our members
✓	Supported our most vulnerable members in obtaining food access, delivering over 1 million meals
✓	Provided a concierge line dedicated to COVID-19 related inquiries
✓	Developed a pilot with virtual devices to help members not forego care
✓	Provided COVID-19 vaccine educational material to members

Providers & Clinicians

✓	Implemented simplified and expedited claims processing in order to get reimbursements to providers as quickly as possible to ease financial concerns
✓	Released ~$1 billion in advanced funding to providers to ease administrative burdens so they could focus on delivering care to patients and prioritize better health outcomes
✓	Suspended prior authorization and referral requirements, amid other provider support initiatives

Communities We Serve

✓	Contributed $200 million to The Humana Foundation, the Company’s philanthropic arm:
•	$50 million to aid in COVID-19 relief
•	$150 million to address social determinants of health in an effort to promote more healthy days and encourage greater health equity
✓	Expanded our associate Matching Gift Program to offer an additional match of eligible contributions to certain charities for the provision of COVID-19 related support
✓

Invested millions of dollars in Louisville, KY, our hometown community, to support COVID-19 relief efforts and to advance societal initiatives directed toward healing, equity and unity, including the following contributions:

•	$6.5 million to the Louisville Urban League Sports and Learning Complex
•	60,000 volunteer hours
•	$1 million to Evolve502 for funding scholarships that make two years of tuition-free postsecondary education available for Jefferson County Public School (JCPS) graduates
✓

Partnered with JCPS to open the JCPS 360° Student & Family Support Center at Humana, to provide Non-Traditional Instruction (NTI) 2.0 platform services and log-in help, special education assessments/screenings, school choice assistance, translation assistance, physicals and social support from the Louisville Metro Office of Resilience and Community Services

✓

The Humana Foundation committed over $50 million to address underserved communities to help them navigate COVID-19 through short and long-term programs and partnerships with local and national agencies, including:

•	$4.45 million to Feeding America ($2.45 million for short-term, $2 million for long-term)
•	$2 million to Louisville Urban League
•	$500 thousand to Louisville’s Federally Qualified Health Centers
•	$400 thousand to Community Foundation of Louisville
•	$100 thousand to Community Foundation of Louisville “One Louisville: COVID-19 Response Fund”
•	$50 thousand to Norton Healthcare Foundation

Visit www.humanafoundation.org to learn more about The Humana Foundation’s programs and initiatives.

8	Humana | 2021 Proxy Statement • Company Overview

Our Performance

Our 2020 full year financial results reflect continued strong core performance across the Company, combined with the impact of the ongoing COVID-19 pandemic, including the Company’s relentless efforts to ease the burdens for all of its stakeholders by proactively addressing the physical, mental and financial well-being of our members, communities including the underserved, providers, and employer groups:

•

We reported EPS of $25.31 on a Generally Accepted Accounting Principles (GAAP) basis and Adjusted EPS of $18.75*, in-line with the Company’s initial FY 2020 Adjusted EPS guidance as communicated throughout the year.

•	We returned approximately $2.1 billion to our stockholders, including $1.75 billion of share repurchases and $323 million in dividends.

*

Please refer to section entitled “Organization & Compensation Committee Report” in this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read the full financial analysis for year ended December 31, 2020 contained in our Annual Report on Form 10-K, filed with the SEC on February 18, 2021.

Company Overview • 2021 Proxy Statement | Humana	9

Corporate Governance

Care for the whole person – emotionally, physically, and spiritually, building inspired communities where health and well-being prosper.

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. At the heart of these efforts lie our Company values, the guiding forces behind all our actions — Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together. In addition, our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management to both evaluate the Company’s current operations and encourage the innovations and strategic imperatives that will drive our success in the future. The Board monitors management performance through reviews of the most critical issues facing the Company, including approval of the Company’s strategy and mission, execution of the Company’s financial and operational goals, oversight of risk management, succession planning, and determination of executive compensation. The Board plans for the future by ensuring management focus on innovation in our strategy to meet the speed of change in our industry and monitoring the Company’s human capital management functions, working closely with the management team to ensure the Company has the correct levels of talent in place – within each business segment – for continued success in present and future states of the Company.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. While the Board has established committees designated for various oversight functions, it is common practice for committees to collaborate on overlapping issues.

Appreciate individual uniqueness, creating an environment where everyone can fully be themselves, reflecting all of us and the communities we serve.
Work and learn together, transforming the norm to strengthen operational excellence and outcomes.
Take personal accountability, working together to create simple, personalized, quality experiences.
Collaborate openly, building positive relationships to achieve strong, sustainable results for us and the people we serve.

10	Humana | 2021 Proxy Statement • Corporate Governance

BOARD OF DIRECTORS Oversees Management of Major Risks
• Legal/Regulatory • Financial	• Succession Planning • Strategic	• Legal/Policy • Reputation	• Cyber Security	• Investment Objectives
Audit Committee	Organization & Compensation Committee	Nominating, Governance & Sustainability Committee	Technology Committee	Investment Committee

• Financial Statement integrity and reporting • Legal, regulatory and compliance • Internal controls • Cyber security risk oversight	• Executive compensation policies and practices • Non-executive compensation policies and practices • Succession planning • Human Capital Management	• Governance structure and processes • Legal and policy matters • Stockholder concerns • Board refreshment • Environmental, Social and related-Governance (ESG) oversight	• Information security, technology and privacy & data protection • Company IT strategy and consumer facing technology	• Investment objectives and policies • Investment results and performance evaluation

Management

Business units identify and manage business risks; Central functions design risk framework (setting boundaries and monitoring risk appetite); and Internal Audit provides independent assurance on design and effectiveness of internal controls and governance processes.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board and our lead independent director, Mr. Kurt J. Hilzinger assumes key duties to ensure effectiveness and collaboration in all aspects of the Board’s role.

Duties of Our Chairman

   Serves as Chair of regular sessions of the Board and manages the overall Board process.

   Leads the Board in anticipating and responding to crises.

   Oversees and monitors Board engagement, participation and continued education to ensure our directors are in-tune with issues of our dynamic industry and the evolving landscape.

   Supports the Nominating, Governance & Sustainability Committee with director on-boarding and orientation programs.

   Models culture, philosophy, inclusivity and values expected of all directors.

   Conducts individual meetings with other directors, including the CEO, and management team to encourage open communication, collaboration and differences in perspective.

   Evaluates overall Board effectiveness, with emphasis on identifying areas of enhancement, development and/or furtherance and communicating these observances to the Board for discussion.

   Represents the Board on occasions where it is important for the Board to respond on matters independently from the Company’s management team.

   Provides guidance and direction to the CEO and management team.

   Engages with stockholders, through verbal or written communications, and presides over the Company’s Annual Meeting of Stockholders. Also recommends to the Board an agenda to be followed at the Annual Meeting.

   Works with the Organization & Compensation Committee to develop the process for CEO compensation evaluations.

Corporate Governance • 2021 Proxy Statement | Humana	11

The Board believes that the advisability of having separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.

Board Engagement and Undertakings

The Board holds itself to a high standard of engagement, with a hands-on approach that leads to critical insights regarding our customers, operations and business and enhances their level of governance and oversight. An essential component to the Board’s engagement is communicating with the Company’s internal and external stakeholders. To accomplish this, meetings of the Board may be held in key Company markets where, together with management, the Board will personally meet with associates, customers, providers and other stakeholders to gain direct feedback into the Company’s operations, experiences and overall effectiveness. Despite COVID-19 restrictions and the Company’s workforce having primarily transitioned to work-from-home, the Board maintained its commitment to engagement and continued to meet with stakeholders virtually, by videoconference and teleconference.

Certain other engagement practices of our Board are described below.

•

Follows an annual topical calendar used to balance strategic, operational, compliance, and cultural matters, among others, and receives detailed reports on those topics, in addition to ad hoc subjects, throughout the year.

•	Utilizes clear and proactive Board meeting agendas to achieve high productivity at each meeting.

•

Holds executive sessions during every meeting, with the CEO present and then with only the independent directors. Relevant feedback is then reported to the CEO and the management team, creating a feedback loop from the Board to the management team.

•	Maintains regular communication with the CEO and management team, apart from formal Board meetings, to ensure consistent and continuous progress toward established goals.

•

Employs Board technology tools to review Board materials and to remain informed of ongoing Company endeavors, to efficiently communicate with the management team and to take formal action when necessary.

•

Performs in-depth organizational structure reviews, through the Organization & Compensation Committee, of line and functional teams within the Company to assess leadership bench strength, culture, succession planning, diversity and related matters. In addition, the Organization & Compensation Committee regularly reviews associate engagement scores, which maintained momentum during 2020. Commitment to our associates only strengthened during the pandemic, with 90% of our associates saying that Humana is committed to their health and well-being.

•

Hosts an annual succession dinner with rising leaders in the Company, whose leadership position is below management team level, to personally engage with them and allow an opportunity for those leaders to offer feedback directly to the Board.

•

Receives continued education from external consultants on a wide range of industry topics to keep them apprised of the latest trends and anticipated future trajectories. In addition to our director’s individual pursuits, Board education opportunities during 2020, included, (i) a formal education session with external consultants; (ii) guest speaker attendance during select meetings; and (iii) routine briefings on regulatory developments.

2020 Notable Board Actions

•  Appointed 3 new directors to the Board

•  Designated Board-level oversight of ESG

•  Expanded the scope and responsibilities of our Nominating, Governance & Sustainability Committee

•  Reconstituted Board Committees

•  Approved COVID-19 Relief Funds

2020 Board and Committee Meetings 48 Videoconference / Teleconference Meetings 5 In-person Meetings 1 Annual Stockholder Meeting (Virtual)	2020 Director Attendance Average 96% (Based on aggregated Board and Committee meeting attendance; includes all directors having served during 2020.)

12	Humana | 2021 Proxy Statement • Corporate Governance

Human Capital Management

Our associates are essential to our Company’s success in delivering on our core strategy, creating positive healthcare experiences and providing human care for our members. We are committed to recruiting, developing, and retaining strong, diverse teams, actively promoting a culture of inclusion and diversity to foster a workplace where all associates feel they can be authentic and bring their whole selves to work every day – cultivating uniqueness and thriving together.

These efforts are overseen by our Board of Directors – which has designated to our Organization & Compensation Committee the responsibility for Board-level oversight of the Company’s human capital management and inclusion and diversity policies and practices – and implemented under the direction of our Chief Administrative Officer. As of December 31, 2020, we had approximately 48,700 associates and approximately 900 additional medical professionals working under management agreements primarily between us and affiliated physician-owned associations.

Our Culture and Approach to Work

We believe that our members’ experience is linked to our associates’ experience—engaged, productive associates are the key to building a healthy company, a caring environment where our associates go above and beyond for our members, driving innovation, and allowing for fulfilling experiences that incentivizes them to stay with us over the long-term. Each year, we measure our success and opportunities to advance through our annual, third-party administered Associate Experience Survey – results of the 2020 survey showed that 93% of associates are highly engaged, which is world-class level. We provide the survey results to our entire associate population and encourage leaders to use the information to create open, honest action plans with their teams to build upon and further deepen our collective engagement.

7.3 Years Average Associate Tenure

87% Of associates have a strong sense that they belong at Humana

Inclusion and Diversity

We understand that inclusion enables a meaningful work environment where everyone feels welcome and performs their best. Our associates’ vast experiences and perceptions—their unique characteristics, backgrounds and beliefs—drive the groundbreaking, strategic thinking that gives our Company its competitive edge in a diverse marketplace. Our approach fosters innovative thinking and creativity, expands insights and generates better business outcomes. Celebrating diverse backgrounds and creating an environment of inclusion is at the heart of what we do. Our commitment is to ensure we foster a work environment in which every associate can bring their whole self to do their best work.

We are committed to having balanced diversity at all levels of the Company and have developed a pathway for top, diverse talent within our recruiting initiatives. To achieve our recruiting and hiring goals we proudly partner with local and national advocacy groups to provide information about open roles, assistance with resume preparation and application submission. We’re proud to be recognized as a Military Friendly employer. Under our Veterans Hiring Initiative we partner with dozens of organizations for veteran recruitment, including the Wounded Warrior Project, United States Army Reserve, and Paralyzed Veterans of America, and have hired thousands of veterans and military spouses. We have also designed and implemented programs that enhance our hiring initiatives aimed toward women in technology, retiree/mature worker populations, and closing the hiring gap of persons with disabilities versus those without disabilities.

We’ve also incorporated balanced interview panels into our interview process, through which we strategically engage a broad spectrum of interviewers that bring greater diversity and perspective. This proven best practice strengthens the candidate experience and hiring of diverse talent, ensuring we get the right talent for any given role, and minimizes the potential for personal blind spots when evaluating candidates. Balanced interview panels enhance the experience of interviewees and demonstrate our Values in action.

2017 Signed the CEO Action for Diversity & Inclusion Pledge The largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

2019

Joined Catalyst CEO Champions
For Change

A transformational diversity and inclusion initiative launched by Catalyst—a global thought leader and partner in accelerating the progress of women at work.

2020 Founding Member of OneTen Coalition Leaders across industries collectively committed to upskilling, hiring and promoting one million Black Americans over the next 10 years.

Corporate Governance • 2021 Proxy Statement | Humana	13

We track and evaluate our workforce representation through self-disclosure by our associates, and are committed to transparent disclosure of our demographic data. The charts below represent our workforce demographics as of December 31, 2020. More information on our inclusion and diversity efforts, along with detailed demographic data, can be found within our Inclusion & Diversity Report located on our website, www.humana.com then click on “Investor Relations,” and then click on “Inclusion and Diversity.”

Associate Demographics

Pay and Benefits Philosophy, Compensation and Financial Security

We believe all of our associates have the right to receive a fair living wage and we are committed to maintaining a pay and benefits philosophy that is market-based and recognizes an associate’s contributions so that we can attract and retain an engaged, talented team. Our Company’s pay and benefits structure is designed to motivate and reward our associates - at all levels of the organization - for their skill development, demonstration of our values and performance. While our programs vary by location and business, they may include:

90% Of associates believe Humana is committed to their health and well-being

•  Competitive Base Pay

•  Associate Incentive Plan (Annual Bonus)

•  Supplemental Pay (Including Overtime)

•  Recognition Pay and Service Awards

•  401(k) Retirement Savings Plan with Company Match Program

•  Life Insurance

•  Short- and Long-Term Disability Insurance

•  Medical, Dental and Vision Benefits

•  Supplemental Health Benefits

•  Long-Term Care Insurance

•  Go365® Wellness and Rewards Program

•  Health Plan Incentives

•  On-site Health and Fitness Centers

•  On-site Health Screenings and Vaccinations

•  Paid Time Off, Paid Holidays, Paid Volunteer Time Off and Jury Duty Pay

•  Paid Parental Leave Program (6 Weeks)

•  Paid Caregiver Time Off Program (2 Weeks)

•  Employee Assistance Program

•  Associate Discount Programs and Services

•  Helping Hands Program

•  Transit Services

14	Humana | 2021 Proxy Statement • Corporate Governance

Talent Development / Growth Opportunities

We champion the individual goals and development of our associates, and provide a number of programs to ensure that our associates have the resources and support they need to deliver on their passion. The Humana Learning Center gives our associates the opportunity to earn professional certifications through continued education programs and to participate in instructor-led and online courses designed to strengthen soft and hard-skills and enhance leadership development. Our Career Cultivation team sponsors workshops and events to promote associate accountability within their personal and professional growth as part of overall career development.
84% Of associates believe Humana provides them with opportunity for growth and development

Our associates are also encouraged to participate in mentoring programs with people of various backgrounds and cultures. We view mentoring as an essential development tool for sharing skills and knowledge so we can all succeed. Our commitment to mentoring feeds the successful future of our Company.

Additionally, we utilize development programs to enhance talent within our business segments through targeted internal initiatives, where we aim to upskill and reskill existing associates for opportunities in new career pathways.

A Workplace With Purpose

Having a purpose and a connection to a community improves well-being. That’s why we strive to make it easy for our associates to give back, either as individuals or a team, to causes that ignite their passion and sense of purpose. Volunteerism is a tangible way to impact the health and well-being of the communities we serve and enrich our workplace.

We’ve created programs and practices to make volunteering easier and more vibrant for associates.

•  Our full-time associates annually receive eight hours of paid Volunteer Time Off (VTO)

•  We help associates discover and track volunteer opportunities through our Humana Together volunteer portal

•  We integrate volunteerism in our leadership development and team-building

•  We offer a matching charitable gift program through The Humana Foundation

•  We feature associates sharing their volunteerism stories on our Intranet to inspire others

90% Of associates are inspired by our Bold Goal and commitment to the communities we serve

•	We offer our associates paid time off to get vaccinated for COVID-19, helping to reduce barriers associates may have in taking time away from work to get vaccinated and supporting healthy communities

Corporate Governance • 2021 Proxy Statement | Humana	15

Board Oversight of Environmental, Social and Governance Matters

Over the past year, we continued to advance our strong corporate governance framework to more formally align our environmental, social and governance (ESG) efforts with our long-standing commitment to operating our business in a socially responsible and sustainable manner that takes into account the interests of all our stakeholders. Our Board of Directors has formally designated our reconstituted Nominating, Governance & Sustainability Committee with the responsibility for Board-level oversight of the Company’s ESG strategy, practices and reporting. In addition, our executive management team established an ESG Steering Committee, overseen by our Chief Administrative Officer and Chief Legal Officer, to guide the integration of our ESG efforts with our long-term business strategy. This ESG governance structure will, in turn, complement the long-standing responsibility of our Board and each of our Board committees in overseeing various aspects of the Company’s ESG-related risks and practices, as illustrated below:

BOARD OF DIRECTORS

Nominating, Governance & Sustainability Committee

Audit Committee	Organization & Compensation Committee	Technology Committee	Investment Committee

• Risk Management • Cyber Security	• Human Capital Management • Inclusion & Diversity Practices • Company Compensation Plans & Policies	• Privacy & Data Protection • Information Security	• Investment Portfolio • Investment Guidelines

Chief Administrative Officer and Chief Legal Officer (In collaboration with members of the executive management team.)

ESG Steering Committee

Oversight	Management		Implementation

Sustainability Highlights

At Humana, our ESG efforts are focused on inspiring health and well-being for each person and the communities we serve, and building our sustainable future. We clearly demonstrate our dedication – from our Bold Goal, to our spirit of volunteerism and philanthropic partnerships, to our commitment to environmental sustainability, inclusion, diversity, and ethics – by empowering our associates to be a positive influence in the workplace and in their communities. We strive to make living healthy easier for everyone and are proud to share a few highlights of our efforts below.

Well-Being For Each Person

•

Our members’ achieving their best health is at the top of our mind. We know that health is not linear. Every member is unique as are the communities we serve. That’s why we’re continuously working to ensure that our health plan products and services are as affordable as possible, as well as, addressing access to healthcare barriers so that all of our members can receive the care they need. As we cultivate our philosophy of whole-person health care, we’re addressing the most crucial needs of our members, which means truly caring about them, understanding what is important to them and finding ways to make it easy for them to live their best life. Thanks to processes such as integrated care delivery and using health screenings that consider social determinants of health, we have a clearer view of each member’s very personal barriers to their best health. Through our integrated approach, we are building the tools to address the physical, behavioral and social factors that all play such a critical role in promoting improved health outcomes. Please refer to our Value-Based Care Report for more information on these efforts.

Our holistic, integrated approach to care and longstanding commitment to caring for vulnerable populations also afford us a unique opportunity to promote health equity and address the effects of health disparities in the U.S. health care system. In January 2021, we announced our first Chief Health Equity Officer, who will lead work to define enterprise-wide measures of equity, create goals for improvement and coordinate efforts to achieve them—setting direction and establishing strategy to promote health equity across all Company lines of business, including our care delivery assets. Our Chief Health Equity Officer will further the Company’s focus on cultural sensitivity, ensuring that it’s fully integrated into the design and development of our clinical programs, products, services and all member interactions and communications, while working collaboratively with the broader health care community to advance health equity so health care can work better for everyone, regardless of background, age or economic status.

16	Humana | 2021 Proxy Statement • Corporate Governance

•

Our associates are the driving force behind our Company’s well-being initiatives. We believe that when we invest in our associates they pay it forward by investing in others. In this effort we actively live out our Values, cultivating uniqueness and thriving together.

The Company’s Office of Inclusion & Diversity (our “I&D Office”) efforts are led by our Chief Inclusion and Diversity Officer, who reports directly to the Chief Administrative Officer. The I&D Office works with key partners like the Executive Inclusion & Diversity Council (the “Council”), our Network Resource Groups (“NRGs”), local Inclusion and Diversity Councils, and Culture & Engagement professionals across the enterprise, to maximize our vibrant diversity and inclusive culture to empower our business strategy to help the communities we serve achieve their best health.

To help integrate inclusion and diversity into the fabric of the organization from the top down, the Council is led by our President and CEO, with top priorities consisting of (i) hiring, developing and retaining a diverse workforce; (ii) creating an inclusive workforce; and (iii) improving transparency and accountability to sustain outcomes. The Council sets company-wide inclusion and diversity goals and objectives.

Our inclusion and diversity objectives also aim to build an awareness of biases and beliefs, identify differences and similarities of our multi-generational workforce and enable associates to leverage differences to drive innovation and create value. We are committed to growing our associates’ inclusion skills and diversity knowledge and provide a variety of associate training programs and workshop opportunities in areas of unconscious bias, disability awareness, cultural competency, racial equity, and social justice, among others.

Our fundamental belief that every person has the right to a safe workplace includes having freedom of gender identity and expression, which we have included within our non-discrimination and anti-harassment policies. Additionally, our Company adopted guidance to support associates who are transgender and/or identify as non-binary. Our Workplace Gender Transition Guidelines, available to all associates, outlines a collaborative process to help guide transitioning associates, their coworkers and leaders by addressing the needs and issues that may arise in the workplace, and includes alignment of workplace resources, education and coaching.

•

Our suppliers are essential to delivering services within our business. As such, we hold our suppliers accountable for complying with our Company’s Standard of Excellence and Ethics Every Day policy – to the same degree as our associates.

We want our vendors and suppliers to help drive innovation, improve quality and sustain growth. To that end, we strive to attract qualified, certified suppliers who reflect our customers, associates and communities we serve. We support the growth of diverse-owned businesses by investing in them through our Supplier Diversity program. We’ve made it a priority to obtain a diverse supplier base reflective of the overall customers, associates and communities we serve. We’re also committed to fair and equitable business practices and to social responsibility. Leveraging these suppliers now and in the future is beneficial to Humana’s profitability.

Enhanced Transparency First public release of our Company’s Inclusion & Diversity Annual Report; September 2020	Chief Health Equity Officer Established new position to lead and advance our health equity initiatives.	31% Associate participation in at least 1 of our 9 employee-led (NRGs) during 2020 With over 8,200 members, the Women’s NRG is the largest

Well-Being For Each Community

As our Company shifts from an insurance company with elements of health to a health company with elements of insurance, we are focused on five areas of influence to help improve health and aging: primary care, home health, pharmacy, behavioral health and social determinants of health. Championing this effort is our Bold Goal – a population health strategy launched in 2015 to help the communities we serve be 20% healthier by 2020 and beyond.

Over the past five years, we’ve continued to adapt as we learned more about our communities and our members. We discovered how important it is to develop personalized solutions, determining how best to meet the needs of our members. That has meant getting to know our members better in order to connect them to people and organizations who can support them – not only in their clinical needs, but also in their individual health-related social needs, such as getting access to healthy food, helping to connect them socially and addressing their housing needs.

With community-based organizations and healthcare practices, we are creating evidence-based, scalable and financially-sustainable solutions to improve population health at a local level. We track our progress using the U.S. Centers for Disease Control and Prevention (CDC) assessment tool, Healthy Days, which measures self-reported mentally and physically unhealthy days of an individual over a 30-day period. Due to our active involvement and partnerships within Bold Goal communities, we have seen a 2.7 percent reduction in unhealthy

Corporate Governance • 2021 Proxy Statement | Humana	17

days since 2015. We scaled social determinants of health screenings across our business, which has impacted thousands – connecting those in need to community resources and support. Please refer to our Bold Goal Progress Report for more information on these efforts.

Because we know social determinants of health play a significant role in addressing health needs, we partnered with the University of Houston to establish The Humana Integrated Health System Sciences Institute to disrupt the way healthcare leaders are trained by focusing on advancing population health, improving health outcomes and expanding the use of value-based payment models. Future clinicians will work in teams and be fluent in assessing the social determinants of health. They will be trained to understand the nuances of how patients’ home lives are affecting medication adherence and nutrition. And when those red flags go up, they will connect—not just refer—patients to resources who can help them, resulting in overall improved health outcomes and improved population health.

$20.6 Million Invested by The Humana Foundation in 2020 supporting fifteen Bold Goal communities through grants	214,753 Hours tracked by our associates in 2020 for volunteerism within their communities	5 Million Screenings Social Determinants of Health screenings performed in 2020, exceeding our 3 million screening goal

Building a Sustainable Future

We know that a strategic focus on environmental sustainability is critical to fulfilling our mission of helping people achieve lifelong well-being. The better we do at protecting the health of our environments, including our operations, supply chain, and communities around us, the better we can do at positively supporting people on their health journeys. We believe that our demonstrated commitment to environmental sustainability not only positions us to offer reliable and cost-effective service to our customers, but also embodies the principle of an intrinsic link between the health of our planet, our business, and the services we provide.

As a services company, our direct environmental impacts are concentrated within our internal operations. As such, our focus is on areas where we feel we can make the most impact: energy, emissions, and waste. We augment these initiatives with a broader effort to conserve other resources such as water, manage our real estate footprint, and collaborate with our stakeholders – namely our associates – to proactively embrace sustainability. We understand that climate change impacts pose risks and opportunities for our business and seek to manage such impacts in several ways, including: continuous strengthening of our already robust business continuity program, investing in energy management and efficiency projects and applying financial incentives to support efforts toward reducing our environmental footprint. We also set challenging environmental targets that promote collaboration with vendors and associates to achieve them. These efforts mitigate risks and demonstrate our commitment by validating the intrinsic link between environment and well-being.

Our Workplace Experience team, overseen by our Chief Administrative Officer, is responsible for day-to-day planning, coordination and implementation of the Company’s operational environmental sustainability policies, including those around energy management and climate-change mitigation/adaptation. The Workplace Experience team also leads initiatives toward achieving environmental targets in addition to tracking/reporting progress and assessing opportunity toward setting new targets climate-change mitigation/adaptation. The Workplace Experience team also leads initiatives toward achieving environmental targets in addition to tracking/reporting progress and assessing opportunity toward setting new targets

We encourage you to review our Environmental Sustainability Policy Statement and our 2020 CDP Report – where we maintained leadership level achievement – to learn more about our sustainability efforts and areas of concentration.

18	Humana | 2021 Proxy Statement • Corporate Governance

ENVIRONMENTAL SUSTAINABILITY INITIATIVES

Greenhouse Gas (GhG) Emissions Reduction	Energy Reduction

•  We achieved our goal to reduce greenhouse gases 2.1% year-over-year (from a 2017 baseline) by the end of 2022 and are now pushing to go beyond our baseline measure.

✓We offer our associates nontraditional workstyle options and alternative transportation options, engage in partnerships and programs designed to reduce emissions.

✓We calculate (GhG) emissions in accordance with the methodologies outlined by the (GhG) Protocol.

✓We provide a full report of our yearly energy consumption and reduction efforts within the Global Reporting Initiative (GRI) Content Index of our CSR report. We report our (GhG) initiatives to CDP and utilize a third-party assurance contractor to provide limited assurance verification of our information.

•  We assess and make investments in renewable energy sources like geothermal or solar when and where it makes sense, environmentally and financially.

✓We’ve installed solar panels on the rooftop of an owned facility.

✓Our fleet is greener because our mobile marketing offices – vans equipped with WiFi, cameras and more – have been fitted with solar panels to reduce energy and power to operate the vehicles.

•  We incorporate standards from both the ENERGY STAR Program and the U.S. Green Building Council’s LEED standards (Leadership in Energy and Environmental Design) into the design of new construction projects.

✓We proudly have six ENERGY STAR certified facilities within our portfolio sites.

✓Our data centers now have new energy-efficient cooling units and smart flooring to distribute air more efficiently.

✓We continue working toward 100% replacement of fluorescent lights with LED lights across our portfolio sites.

Waste Reduction

•  Absolute Target: 60% waste diversion rate of waste to landfills via reduction and recycling efforts at our portfolio sites where Humana and our vendors manage waste recycling services, by the end of 2022. We not only achieved our goal early – we exceeded it – at a rate of 63%. Now through 2022, we’ll continue seeking innovative ways to reduce our footprint.

✓Humana Pharmacy, our mail-order pharmacy, engages in medical waste reduction efforts by donating unused prescription medication – which would otherwise be incinerated – to nonprofit organizations that provide free healthcare, dental care and prescription medication to individuals who are uninsured or underinsured.

✓We promote and track our reduction and recycling efforts and make it convenient for our associates to recycle in our facilities. We also report our waste reduction initiatives to CDP and utilize a third-party assurance contractor to provide limited assurance verification of our information.

Corporate Governance • 2021 Proxy Statement | Humana	19

ETHICAL SUSTAINABILITY INITIATIVES	Helpful ESG Resources
Ethics & Compliance

We invite you to review the additional materials below to learn more about our Company’s ESG related programs, policies and initiatives.

Annual Reports

https://humana.gcs-web.com

Corporate Social Responsibility Annual Report

Inclusion & Diversity Annual Report

Environmental Sustainability Policy Statement

Bold Goal Progress Report

Value-Based Core Report

Policy Statements

https://humana.gcs-web.com

Environmental Sustainability Policy Statement

Supplier Diversity Statement

Statement of AI Principles

Ethics

https://humana.gcs-web.com/corporate-governance

Ethics Every Day

Anti-Corrpution Statement

Supplier Diversity Program

https://www.humana.com/supplier-information/supplier-diversity.

Fraud, Waste and Abuse

https://www.humana.com/legal/fraud-waste-and-abuse

Ethics Every Day for Contracted Healthcare Providers
    & Third Parties

Compliance Policy for Contracted Healthcare Providers
    & Third Parties

Population Health

https://populationhealth.humana.com

Data Privacy and Cyber Security

https://www.humana.com/legal/privacy

Public Policy

https://www.humana.com/about/public-policy

Workplace Benefits

https://careers.humana.com/why-choose-humana/

•  Our associates are the key to ethics and compliance.

✓ We have an Enterprise Compliance team that regularly communicates and engages with associates on ethics and compliance topics throughout the year.

✓ We require all associates (including executive officers and independent directors) and contractors to complete an annual training course on ethics and compliance matters.

✓ We enforce Standards of Conduct and a Compliance Policy which are specifically designed for our contracted healthcare providers and third parties in effort to deter fraud, waste and abuse.

•  Humana is an industry leader in the adoption of principles and governance to guide its implementation of emerging technologies.

✓ We govern our use of Artificial and Augmented Intelligence according to industry-leading principles.

✓ We have interdisciplinary committees that establish governance over the deployment and quality of Artificial and Augmented Intelligence models.

✓ We have signed the EqualAI pledge committing to ensuring our Artificial and Augmented Intelligence tools do not incorporate unintentional bias, and require all of our Artificial or Augmented Intelligence models that inform decisions about individuals to be reviewed to detect inadvertent bias.

Safety & Security

•  We integrate a culture of safety and security into all aspects of our business to provide our associates, contractors, members and visitors a safe and secure work environment – we are committed to protecting people and safeguarding key assets, properties and information.

✓ We have an Enterprise Safety and Security Policy that applies to our associates, facilities (owned or leased), and anyone requesting facility admittance regardless of relationship.

✓ We maintain and utilize the following resources to manage/mitigate occupational health and safety: Environmental Health and Safety Manual, Incident Reporting System, Associate Safety Handbook and Associate Emergency Preparedness Training.

✓ Our safety and security team periodically performs on-site compliance audits to ensure safety plans and practices are implemented, in addition to providing training tools and information.

Data Privacy

•  We are committed to continuously enhancing and strengthening our technology infrastructure and security protocols.

✓ We employ best-practice precautions to safeguard information and protect our members’ data. We use both offensive and defensive practices to protect against the ever-evolving cyber threats landscape, measuring and maturing our cybersecurity capabilities, and actively monitoring risks posed by threat actors.

✓ We provide Company-wide cyber security training to associates, led by our Enterprise Information Protection team, on how to avoid security vulnerabilities and equip them with the necessary tools to protect Company data and to reduce risk. We also test their knowledge through internal phishing campaigns – tracking and reporting aggregated outcomes to leadership.

✓ We report data breaches, as required by law, to the U.S. Department of Health and Human Services (HHS), Office for Civil Rights (OCR). Our reports are publicly available, free of charge, and can be obtained through the OCR Portal at:
https://ocrportal.hhs.gov/ocr/breach

20	Humana | 2021 Proxy Statement • Corporate Governance

Corporate Responsibility Awards and Recognition

We are pleased to have received recognition for our 2020 corporate responsibility efforts and we appreciate the acknowledgement of our commitment to inspiring health and well-being. Highlighted below are just a few of our valued achievements, however a complete list of awards and recognition is available on our website at www.humana.com – from there click “Corporate Responsibility” and then click “See Our Awards.”

Corporate Governance • 2021 Proxy Statement | Humana	21

Qualifications and Process for Nominating Directors

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the Nominating, Governance & Sustainability Committee (“Committee”), with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The Committee receives notice of potential candidates through any of the following avenues: (i) Board self-identification; (ii) third-party recommendations; and (iii) stockholder nominations. While director nominees may be presented to the Board for consideration by the Committee through any of these methods, the Board is ultimately responsible for selecting its own members — with annual stockholder voting thereafter for a director’s continued tenure on the Board. Once the Committee has compiled its group of suitable candidates and conducted appropriate diligence, it then meets with the Board to review the candidates for further consideration.

Board Self-Identification. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition aimed at the Company’s long-term business strategy, operations, risks, thought and perspective. As a result, the Committee may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons. The self-identification process may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. Such evaluations require each director to honestly reflect upon and recount their personal contributions to the Board in the prior year and to provide feedback regarding their performance, the overall Board performance and the performance of certain other key Board positions. The self-evaluations are provided to the Chairman of the Board and to the CEO for their review.

Third-Party Recommendations. From time to time, we engage a professional third-party search firm to assist the Board of Directors and the Committee in identifying and recruiting candidates for Board membership. Under its charter, the Committee has committed to include, and requires any third-party search firm that it engages to include, candidates with diversity of race, ethnicity and gender in the pool considered by the Committee and/or the Board for nomination to the Board.

Stockholder Nominees. The policy of the Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.” The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Skills and Qualifications

In assessing a director nominee, the Committee considers the appropriate balance of experience, skills and other qualifications required for service on our Board, including (i) qualifications or characteristics that are expected and befitting of all directors, and (ii) specific skills, experience or qualifications that should be represented collectively on our Board. Our Guidelines contain Board membership criteria that apply to all nominees recommended for a position on the Board.

Our director nominee screening process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills, thought, perspective and experience, as well as appropriate financial and other expertise relevant to the Company’s business. The Committee further assesses each director nominee’s ability to devote sufficient time and effort to his or her duties as a potential director, his or her willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. The director nominee analysis also helps to determine whether a nominee would meet the criteria for independence set forth in the Guidelines established by the Board and in accordance with independence requirements of the NYSE and the SEC.

22	Humana | 2021 Proxy Statement • Corporate Governance

The Committee recognizes that our Board should represent a diverse group of experience, skills and other qualities, and as a collective group should have expertise in certain substantive areas including: corporate governance, finance/capital markets, board of directors experience, health care industry experience, clinical practice, CEO or other C-suite experience with significant business acumen, direct to consumer marketing, diversity, experience with complex organizations, technology/business processes, government relations and/or public policy and regulatory knowledge and other skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. Certain directors or director nominees may possess expertise in the designated areas, however a director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas.

The Committee has determined that our Board collectively satisfies all of the above criteria, complementing each other’s skills, background and perspectives to create a collection of diverse, knowledgeable and experienced directors. Please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement for biographical information, including skills and qualifications, of our individual Board members.

Director Attributes
Independent under our Guidelines, as well as meeting the independence requirements of, as applicable, the NYSE, SEC and Internal Revenue Code (IRS);
External public company board service is limited (maximum of three);
High integrity and ethical standards;
Standing and reputation in the individual’s field;
Risk oversight ability with respect to the particular skills of the individual director;
Understanding of and experience with complex public companies or like organizations; and
Ability to work collegially and collaboratively with other directors and our management team.

Board Composition and Refreshment

To meet the changing needs and strategic direction of our business, and as a result of certain director departures, we changed our Board’s composition during 2020-2021. The charts below represent certain demographics represented in the current composition of our director nominees.

Age

Diversity

Tenure

Independence

Corporate Governance • 2021 Proxy Statement | Humana	23

Board Evaluation Practices

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the Board’s performance and their own individual contributions, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The Committee, with participation from our Chairman and Chief Executive Officer, initiates the annual Board evaluation process. We believe that having a review process for each group helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. These evaluations may be in written or oral questionnaire form and may be administered by Board members, management or third-party consultants. Results of the evaluations are shared with the Chairman of the Board and the Chairman of the Nominating, Governance & Sustainability Committee and then later discussed with the entire Board in an aggregated manner.

Board Evaluation

The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire hones in on specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate. Another benefit of the questionnaire is that it allows each board member to evaluate the effectiveness of the Chairman of the Board.

Director Self-Evaluation

The director self-evaluation requires each director to honestly reflect upon and carefully consider his or her performance based on key characteristics that are expected of all board members. The self-evaluation also allows each director to provide additional or updated information regarding their skills and qualifications which in turn helps the Nominating, Governance & Sustainability Committee make future assessments and determinations regarding Board composition. The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, their committee roles and responsibilities, as well as legal and ethical matters. Annually, the Board will meet for purpose of furthering their education through external guest speakers to gain insights into key issues facing the industry and the Company, to supplement management’s views and perspectives.

Committee Evaluation

Each of our Board committees engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure and performance, which is an opportunity for board members to provide feedback on each committee, regardless of their individual committee membership.

Director Independence

The Guidelines contain standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships that are reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and The Leapfrog Group, or Leapfrog, for which Raquel C. Bono, M.D., one of our current directors, serves as a board member;

(2)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(3)	a relationship between the Company and Insulet Corporation, or Insulet, for which Wayne A. I. Frederick, M.D., one of our current directors, serves as board member;

24	Humana | 2021 Proxy Statement • Corporate Governance

(4)	a relationship between the Company and Tempus Labs, or Tempus, for which Wayne A. I. Frederick, M.D., one of our current directors, serves as board member;

(5)

a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and Managing Partner and in which Mr. Jones, Jr. has a financial interest;

(6)

a relationship between the Company and Foundation Radiology Group PC, or Foundation Radiology, for which Mr. Jones, Jr., one of our current directors, serves as a director, and of which Chrysalis Ventures, LLC has an investment interest;

(7)

a relationship between the Company and Thomas Jefferson University Hospital, Thomas Jefferson University or Thomas Jefferson Health System (collectively “Thomas Jefferson”), for which Mr. Hilzinger, the Chairman of our Board, is an advisory board member on the President’s Leadership Council for Thomas Jefferson;

(8)

a relationship between the Company and Fiserv Solutions, Inc., a subsidiary of Fiserv, Inc., or Fiserv, for which Frank J. Bisignano, one of our current directors, serves as an executive officer and a director;

(9)	relationships between the Company and certain of our healthcare customers affiliated with one or more of our current directors.

Leapfrog. In 2020, we contracted with Leapfrog to obtain a certain data license subscription for which we paid approximately $190,100, which we believe is comparable to other non-affiliated persons obtaining a similar license and does not represent a direct or indirect material interest for Dr. Bono.

Pfizer. The relationship between the Company, and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, which volume includes claims paid by Humana for our members and the co-payments paid by our members. Payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2020, the Pfizer rebates amounted to approximately $67.6 million, substantially all of which were passed through to our members in the form of lower premiums and/or higher benefits and did not represent a direct or indirect material interest for Mr. D’Amelio.

Insulet. The relationship between the Company, and Insulet consists of a negotiated rebate based on the volume of prescriptions of Insulet insulin management systems obtained by Humana members, which volume includes claims paid by Humana for our members and the co-payments paid by our members. Payments to Humana from Insulet result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these devices, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2020, the Insulet rebates amounted to approximately $2.4 million, substantially all of which were passed through to our members in the form of lower premiums and/or higher benefits and did not represent a direct or indirect material interest for Dr. Frederick.

Chrysalis. In 2020, we contracted for services to be provided by certain companies in Chrysalis’ investment portfolio. In each case, the amounts paid under these arrangements were comparable to those for other non-affiliated vendors, were not material to the Company, and did not represent a direct or indirect material interest for Mr. Jones.

Foundation Radiology. Foundation Radiology, a multi-institutional radiology services group, serves as a provider in our network, for which services we paid approximately $141.1 million in medical claims during 2020, which is an amount that is comparable to other non-affiliated providers for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Jones.

Tempus. Tempus serves as a provider in our network, for which services during 2020 we paid approximately $3.3 million in medical claims related expenses and does not represent a direct or indirect material interest for Dr. Frederick.

Thomas Jefferson. Thomas Jefferson serves as a provider in our network, for which services during 2020 we paid approximately $52.1 million in medical claims related expenses. In addition, we paid Thomas Jefferson University, through its Jefferson College of Population Health, $100,000 as an annual retainer fee related to certain consulting services performed by David B. Nash, M.D., a former director of the Company, to the Company’s Chief Medical Officer. In each case, the amount is comparable to other non-affiliated vendors for the provision of similar services, are not material to the Company, and do not represent a direct or indirect material interest for Mr. Hilzinger.

Fiserv. In 2020, we contracted for certain marketing and advertising services from Fiserv in connection with member communication materials for which we paid approximately $6.6 million, which is comparable to other non-affiliated vendors for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Bisignano.

Healthcare Customers. In 2020, we received health care premium payments, healthcare administration fee payments (associated with our self-funded ASO plan offerings) and/or made certain claims funding payments, from certain customers with whom one of our current directors or a relative of that director has a relationship. Under each such arrangement, the premiums or administrative fees charged and

Corporate Governance • 2021 Proxy Statement | Humana	25

benefits provided, including claims funding arrangements, are comparable to those extended to our other non-affiliated customers. The following relationships were included in this review:

•	Foundation Radiology, from which we received approximately $735,300 in premium payments, and by which Mr. Jones, one of our current directors, serves on its board of directors.

•	Insulet, from which we received approximately $2,500 in premium payments, and by which Dr. Frederick, one of our current directors, serves on its board of directors.

•	Tempus, from which we received approximately $3.1 million in premium payments, and by which Dr. Frederick, one of our current directors, serves on its board of directors.

•

Thomas Jefferson, from which we received approximately $775,200 in premium payments, and by which Mr. Hilzinger, the Chairman of our Board, serves as an advisory board member on the President’s Leadership Council for Thomas Jefferson.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself. Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

Committee Membership and Attendance

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating, Governance & Sustainability; Executive; Technology and Investment. Only directors meeting the applicable SEC and NYSE director independence standards and Internal Revenue Code “outside director” criteria may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating, Governance & Sustainability Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters. The number of Board committee meetings (telephonic and in-person) held in 2020 and membership as of March 1, 2021, were as follows:

Director	Audit	Organization & Compensation	Nominating Governance & Sustainability	Executive	Technology	Investment
Kurt J. Hilzinger
Bruce D. Broussard
Frank J. Bisignano
Raquel C. Bono, M.D.[1]
Frank A. D’Amelio
Wayne A. I. Frederick, M.D.

John W. Garratt
David A. Jones, Jr.
Karen W. Katz
Marcy S. Klevorn[2]
William J. McDonald
Jorge S. Mesquita[2]
James J. O’Brien
Marissa T. Peterson
Number of Meetings in 2020	9	8	11	0	5	5

 = Chair          = Member

1	Elected to the Board effective September 4, 2020.
2	Elected to the Board effective February 17, 2021.

26	Humana | 2021 Proxy Statement • Corporate Governance

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the scope, funding and results of our Enterprise Risk Management program and compliance program, including receiving, at least quarterly, an update from our Chief Risk Office and internal compliance department regarding any significant matters regarding our risk management and compliance with regulatory requirements and contracts with government entities, respectively;

•

collaborates with the Technology Committee to regularly receive updates on risks, and risk mitigation measures, related to Company’s information technology, internal controls, information security, cyber security, business continuity and disaster recovery programs;

•

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with our internal auditors, Chief Risk Officer, internal compliance department, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses our policies with respect to risk assessment and risk management;

•

maintains free and open means of communication between the members of our Board of Directors, the independent registered public accounting firm, our internal audit department, our Chief Risk Officer, our internal compliance department, and our financial management; and

•	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 17, 2021 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2020, is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

Corporate Governance • 2021 Proxy Statement | Humana	27

•

review and approves all elements of compensation paid to our current or prospective executive officers, including without limitation, base compensation, incentive-compensation plans and equity-based plans, employment, change in control or severance programs and agreements, and any special compensation or benefits, including supplemental retirement benefits and any perquisites;

•	approves equity-based grants to our executive officers and other associates;

•

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations;

•	monitors compliance of executive officers and non-employee directors with relevant stock ownership guidelines;

•	reviews with management periodically, as it deems appropriate, management succession and inclusion and diversity practices;

•	administers our Executive Management Incentive Compensation Plan and other substantially similar or successor incentive compensation plans; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters and the ability of our CEO to approve grants of equity awards subject to certain individual and annual thresholds, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee: (i) is or has ever been an officer or employee of the Company; or (ii) is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

During 2020, W. Roy Dunbar (Chair until his resignation in August 2020), James J. O’Brien (Chair effective in September 2020), Frank J. Bisignano, Wayne A. I. Frederick, M.D. and David A. Jones, Jr. served as members of our Organization & Compensation Committee. Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 17, 2021, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In 2020, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating, Governance & Sustainability Committee

Committee Responsibilities

Pursuant to its charter, the Nominating, Governance & Sustainability Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

28	Humana | 2021 Proxy Statement • Corporate Governance

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance;

•

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report;

•

reviews the Company’s programs and policies relating to significant ESG and sustainability matters, and periodically receive updates from the Company’s management regarding significant ESG and sustainability undertakings; and

•	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Technology Committee

Pursuant to its charter, the Technology Committee represents and assists the Board of Directors with the oversight of:

•	our process, awareness, evaluation and perspective on potentially disruptive technologies and convergences that may represent threats or opportunities for our business operations;

•	our process and perspective on strategic technology capabilities that enable transformational business capabilities;

•	our process, execution roadmaps, requisite capital, progress in delivering technology-enabled transformational capabilities and their related outcomes; and

•	management’s focus on organizational, talent and cultural enablers required to ensure achievement of those outcomes.

The Technology Committee may also assist the Audit Committee in its oversight of our information technology internal controls, cyber security, business continuity and disaster recovery programs.

Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating, Governance & Sustainability Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Corporate Governance • 2021 Proxy Statement | Humana	29

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating, Governance & Sustainability Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the Company. Consequently, the Board has adopted the following stock ownership guidelines:

•	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

•	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

•

Any Shares owned by a non-employee director (or Shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

•

Once the minimum equity ownership level has been achieved, any Shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2020, apart from Committee meetings, the Board of Directors met 15 times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees serving as directors at that time attended the Annual Meeting of Stockholders held on April 23, 2020.

Executive Sessions of Non-Management Directors

In 2020, our non-management directors held regularly scheduled, formal executive meetings, separate from management and led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating, Governance & Sustainability Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2020 in connection with each regularly scheduled Board of Directors meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Employee, Officer and Director Hedging

The Company has a policy prohibiting all associates (including executive officers and independent directors) from hedging or pledging transactions using Company stock, including: (1) engaging in short sales of Company securities; (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market; or (3) engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

30	Humana | 2021 Proxy Statement • Corporate Governance

Public Policy

Our Company has an active voice on healthcare policy issues that matter most to the people we serve. From Medicare, TRICARE and home health; to integrated care, Medicaid and healthcare reform – we are committed to advancing public policy that moves us toward a future in which everyone can enjoy lifelong health and well-being.

The Company has also established and sponsors a Political Action Committee (PAC), for which Company associates may voluntarily contribute. The PAC is registered with the Federal Election Commission (FEC) and certain states nationwide as required by applicable law. As a matter of policy, all Company political activities must promote the interests of the Company, and must be made without regard for the private political preferences of Company officers or executives. Furthermore, Humana does not make independent expenditures nor does it contribute to ballot measure committees. Distributions from the PAC are made to federal and state office candidates (and related election committees) or to other PACs on a non-partisan basis when, like the Company, such persons are solution-oriented and believe in building a high-quality, accessible and affordable health care system. The PAC is also committed to supporting diverse candidates at the state and federal level. While the PAC has its own separate board of directors to oversee its operations, the Company’s Board—through its Nominating, Governance & Sustainability Committee—has responsibility for (i) reviewing the political contributions and political activities of the Company and the PAC and (ii) overseeing compliance with the overall policy, process and contribution criteria with respect to such contributions and activities. The Board reviews occur semi-annually, along with semi-annual publication of a Contributions and Related Activity Report (PAC Report). To learn more about our public policy and to review the most recent PAC Report, visit our website at www.humana.com, then click on “About Humana,” then click on “Public Policy.”

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website. Specifically, interested parties may visit our website at www.humana.com then click on “About Humana,” then click on “Contact the Board of Directors,” where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner and will filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our Chief Legal Officer and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Corporate Governance • 2021 Proxy Statement | Humana	31

Proposal One

Election of Directors

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be thirteen (13). The directors are elected to hold office until the Annual Meeting of Stockholders in 2022 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors. The Board has established a policy that non-employee directors must retire at the first annual meeting following his or her seventy-third birthday.

The following table shows certain information concerning the nominees at March 1, 2021.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	60	Chairman of the Board, Independent Director	07/2003
Bruce D. Broussard	58	Director, President and Chief Executive Officer	01/2013
Raquel C. Bono, M.D.	64	Independent Director	09/2020
Frank A. D’Amelio	63	Independent Director	09/2003
Wayne A.I. Frederick, M.D.	49	Independent Director	02/2020
John W. Garratt	52	Independent Director	02/2020
David A. Jones, Jr.	63	Independent Director	05/1993
Karen W. Katz	64	Independent Director	09/2019
Marcy S. Klevorn	61	Independent Director	02/2021
William J. McDonald	64	Independent Director	10/2007
Jorge S. Mesquita	59	Independent Director	02/2021
James J. O’Brien	66	Independent Director	04/2006
Marissa T. Peterson	59	Independent Director	08/2008

Board of Directors Nominee Determination

At the recommendation of the Nominating, Governance & Sustainability Committee, the Board has determined that each director nominee possesses and demonstrates the character, integrity, independence, business judgment and all other requisite skills, qualifications and attributes necessary to effectively (i) act in the best interests of the Company and its stockholders and (ii) exercise active and independent oversight of the of the Company’s management team, business affairs and assets.

We believe that the current Board members have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills, experiences and diversity of backgrounds of each director described below. For additional information, please refer to the section entitled, “Qualifications and Process for Nominating Directors” in this proxy statement. The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

32	Humana | 2021 Proxy Statement • Proposal One

Director Nominees’ Biographies

Kurt J. Hilzinger	Age 60 Director since 2003

Chairman of the Board Committees: • Executive

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, an independent private equity firm, having held this position since November 2007. At Court Square, Mr. Hilzinger focuses principally on investments in the healthcare industry. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; having previously served as President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, and as Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger also serves on the Board of Directors of Outlook Therapeutics, Inc. and several privately held companies.

Skills and Qualifications

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard	Age 58 Director since 2013

Director, President and Chief Executive Officer Committees: • Executive (Chair)

Bruce D. Broussard, President and CEO, joined Humana in 2011. Under his leadership, Humana has created an integrated care delivery model centered on improving health outcomes, driving lower costs, enhancing quality, and providing a simple and personalized member experience. With its holistic, human care approach, Humana is dedicated to improving the health of the communities it serves by making it easy for people to achieve their best health.

Bruce brings to Humana a wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers and dental networks. Prior to joining Humana, Bruce was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. US Oncology was purchased by McKesson in December 2010. At US Oncology, Bruce served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board.

Bruce plays a leadership role in key business advocacy organizations such as the Business Roundtable, the Business Council, and the American Heart Association CEO Roundtable. He is also a member of the Board of Directors of KeyCorp, and member and chair of America’s Health Insurance Plans (AHIP).

Skills and Qualifications

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

Proposal One • 2021 Proxy Statement | Humana	33

Raquel C. Bono, M.D.	Age 64 Director since 2020

Independent Director Committees: • Audit • Technology

Raquel C. Bono, M.D., was initially elected to the Board in September 2020. She is a Principal at RCB Consulting having held this position since October 2019. Dr. Bono, a board-certified trauma surgeon and retired Vice Admiral, U.S. Navy Medical Corps, previously served as the Chief Executive Officer and Director for the Defense Health Agency (DHA). In this capacity, Dr. Bono led a joint, integrated combat support agency that enables all branches of the U.S. military medical services to provide health care services to combatant commands in times of both peace and war. Dr. Bono integrated an unprecedented $50 billion worldwide health care enterprise for the Army, Navy, Air Force, and Marine Corps, composed of 50 hospitals and 300 clinics that provide care to 9.5 million military personnel, oversaw the Department of Defense deployment of the electronic health record, and facilitated the collaboration between the largest federated health systems of the Department of Defense and Department of Veterans Affairs (VA). An American College of Surgeons (ACS) Fellow since 1991, Dr. Bono served on the ACS Board of Governors and the Governors Health Policy and Advocacy Workgroup. She has been honored with the Defense Distinguished Service Medal, three Defense Superior Service Medals, four Legion of Merit Medals, two Meritorious Service Medals, and two Navy and Marine Corps Commendation medals. Dr. Bono also serves on boards of several privately held companies.

Skills and Qualifications

The Board believes that Dr. Bono’s decorated military service and distinguished and successful career in trauma surgery and healthcare administration bring an important perspective to Humana’s Board and further contribute to its strategic composition. Dr. Bono’s extensive operational expertise and discipline in managing and advancing healthcare delivery systems will be vital as the Company continues to evolve its clinical and care delivery strategies.

Frank A. D’Amelio	Age 63 Director since 2003

Independent Director Committees: • Audit (Chair) • Nominating, Governance & Sustainability

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Chief Financial Officer and Executive Vice President, Global Supply of Pfizer Inc, having held this position since June 2020, and having served as Executive Vice President, Chief Business Operations and Chief Financial Officer since December 2010 and Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from February 2006 to November 2006. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc. and on the board of the Independent College Fund of New Jersey.

Skills and Qualifications

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

34	Humana | 2021 Proxy Statement • Proposal One

Wayne A. I. Frederick, M.D.	Age 49 Director since 2020

Independent Director Committees: • Organization & Compensation • Technology

Wayne A. I. Frederick, M.D., was initially elected to the Board in February 2020. He is the President of Howard University, having held this position since July 2014. Prior to that Dr. Frederick served as Howard University’s Interim President (elected October 2013) after serving as Provost and Chief Academic Officer for more than a year. Following his post-doctoral research and surgical oncology fellowships at the University of Texas MD Anderson Cancer Center, Dr. Frederick began his academic career as Associate Director of the Cancer Center at the University of Connecticut. Upon his return to Howard University, his academic positions included Associate Dean in the College of Medicine, Division Chief in the Department of Surgery, Director of the Cancer Center and Deputy Provost for Health Sciences. He also earned a Master of Business Administration degree from Howard University’s School of Business in 2011. Dr. Frederick continues to operate and lectures to the medical students and residents of Howard University’s College of Medicine. Dr. Frederick is a fellow of the American College of Surgeons and belongs to numerous surgical organizations, including, the American Surgical Association. Dr. Frederick also serves on the Board of Directors of Mutual of America Life Insurance Co., Forma Therapeutics Holdings, Inc. and Insulet Corporation in addition to a few other privately held companies and charitable organizations.

Skills and Qualifications

The Board believes that Dr. Frederick’s exemplary career as a leader in medical research, healthcare academics and business administration brings valuable insights to the Board to assist in the advancement of its strategic healthcare goals. Dr. Frederick’s extensive healthcare and disease management background will be instrumental to our company’s relationships with our members and our physician partners, as Humana continues to innovate in the area of health data analytics.

John W. Garratt	Age 52 Director since 2020

Independent Director Committees: • Investment (Chair) • Audit

John W. Garratt was initially elected to the Board in February 2020. He is the Executive Vice President and Chief Financial Officer of Dollar General Corporation, having held this position since December 2015. Mr. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance & Strategy and subsequently served as Interim Chief Financial Officer from July 2015 to December 2015. Prior to joining Dollar General, Mr. Garratt held various positions of increasing responsibility with Yum! Brands, Inc., one of the world’s largest restaurant companies, between May 2004 and October 2014, holding leadership positions in corporate strategy and financial planning. Mr. Garratt served as Vice President, Finance and Division Controller for the KFC division and earlier for the Pizza Hut division and for Yum Restaurants International between October 2013 and October 2014. Mr. Garratt also served as the Senior Director, Yum Corporate Strategy, from March 2010 to October 2013, reporting directly to the corporate Chief Financial Officer and leading corporate strategy as well as driving key cross-divisional initiatives. Mr. Garratt served in various other financial positions at Yum from May 2004 to March 2010. Prior to his career at Yum! Brands, Mr. Garratt served as Plant Controller for Alcoa Inc. between April 2002 and May 2004, and held various financial management positions at General Electric from March 1999 to April 2002. He began his career in May 1990 at Alcoa, where he served for approximately nine years. Mr. Garratt also serves on the Board of Directors the Nashville Branch of the Federal Reserve Bank of Atlanta.

Skills and Qualifications

The Board believes that Mr. Garratt’s substantial executive leadership at large public companies, combined with his extensive experience in key areas of finance, accounting, strategic planning and business analytics, supplement existing expertise essential to the Board‘s oversight function as Humana continues to evolve its population health and care delivery strategies. Mr. Garratt’s contributions to organizations across varied consumer-based industries further qualifies him to offer key perspectives as the Company enhances products and capabilities for our members.

Proposal One • 2021 Proxy Statement | Humana	35

David A. Jones, Jr.	Age 63 Director since 1993

Independent Director Committees: • Nominating, Governance & Sustainability (Chair) • Organization & Compensation • Executive

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is Chairman of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky, and also serves on the board of directors of several charitable, civic and privately held companies.

Skills and Qualifications

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

Karen W. Katz	Age 64 Director since 2019

Independent Director Committees: • Nominating, Governance & Sustainability • Technology

Karen W. Katz was initially elected to the Board in September 2019. Ms. Katz was formerly the President and CEO of Neiman Marcus Group LTD LLC from 2010 to February 2018. Neiman Marcus Group is an international multibrand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz currently serves on the Board of Directors of Under Armour, Inc., Casper Sleep, Inc., The RealReal, Inc. and a few privately held companies.

Skills and Qualifications

The Board believes that Ms. Katz is an extremely accomplished executive with deep experience and a demonstrated commitment to understanding, and meeting, the needs of customers by maintaining a personalized experience enabled by digital transformation. She brings a holistic approach to customer service, including acumen for employing technology to advance service delivery, combined with demonstrated success in growing business through forward thinking leadership, providing valuable perspective and expertise to the Board.

36	Humana | 2021 Proxy Statement • Proposal One

Marcy S. Klevorn	Age 61 Director since 2021

Independent Director No Current Committees

Marcy S. Klevorn was initially elected to the Board in February 2021. Ms. Klevorn was formerly the Chief Transformation Officer of Ford Motor Company (Ford) from May 2019 until her retirement in October 2019. In this role, she accelerated the company’s transformation by helping to refine its corporate governance systems, facilitate faster adoption of agile teams across the business and ensure process improvements across the enterprise. She also facilitated strategic partnerships with key technology partners and supported the company’s diversity efforts. Having joined Ford Motor Company in 1983, Ms. Klevorn served in key executive and leadership roles within the company’s information technology organization including Director of the Office of the Chief Information Officer and Group Vice President of Information Technology, where she oversaw the transformation of Ford’s IT tools and talent. Ms. Klevorn also served as Executive Vice President and President of Ford Smart Mobility LLC, a division of Ford Motor Company, where she oversaw certain acquisitions and other investments and helped to accelerate the company’s plans to design, build, grow and invest in emerging mobility services and global data insight and analytics. Ms. Klevorn currently serves on the Board of Directors of Northern Trust Corporation and a few privately held companies.

Skills and Qualifications

The Board believes that Ms. Klevorn’s extensive executive experience and leadership in digital innovation and systems transformation brings valuable insights to the Board as the Company continues to enhance its technology-driven platforms for members and providers. Ms. Klevorn’s deep understanding of information technology, cyber security, and systems management and infrastructure, combined with her proven ability to connect systems to strategy execution qualify her to provide key insights in the Company’s consumer-focused approach to care.

William J. McDonald	Age 64 Director since 2007

Independent Director Committees: • Audit • Investment

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is the managing partner of Wild Irishman Advisory, LLC, a marketing consulting firm. Prior to that, he was Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position from 1998 until his retirement in 2013. Mr. McDonald also serves on the advisory board of The University of Texas at Austin Longhorn Family Leadership Council.

Skills and Qualifications
The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in brand development, marketing and related disciplines.

Proposal One • 2021 Proxy Statement | Humana	37

Jorge S. Mesquita	Age 59 Director since 2021

Independent Director No Current Committees

Jorge S. Mesquita was initially elected to the Board in February 2021. Mr. Mesquita was formerly the Executive Vice President, Worldwide Chairman, Consumer of Johnson & Johnson (J&J) from December 2014 until February 2019, where he was responsible for increasing the competitiveness of J&J’s consumer business through a comprehensive transformational strategy. In this role, Mr. Mesquita served on J&J’s Executive Committee and led the Consumer Group Operating Committee. Prior to that, Mr. Mesquita spent 29 years with The Procter & Gamble Company (P&G), where he held various roles leading P&G consumer product business units. During his tenure at P&G, Mr. Mesquita served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007. Mr. Mesquita currently serves on the Board of Directors of Mondelez International, Inc.

Skills and Qualifications

The Board believes that Mr. Mesquita’s proven experience in leading business units for significant global, consumer-oriented companies provides a valuable perspective to Humana’s Board and further contribute to its strategic composition. Mr. Mesquita’s forward-thinking, transformational mindset and strong track record of building and marketing global brands, developing consumer insight-driven innovation capabilities, and driving strong, profitable growth will be essential as the Company continues to create seamless consumer experiences and help its members achieve their best health.

James J. O’Brien	Age 66 Director since 2006

Independent Director Committees: • Organization & Compensation (Chair) • Investment

James J. O’Brien was initially elected to the Board in April 2006. Until his retirement on December 31, 2014, Mr. O’Brien was the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He also serves on the board of directors of Albemarle Corporation and Eastman Chemical Company.

Skills and Qualifications

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience adds valuable expertise and insight to the Board.

38	Humana | 2021 Proxy Statement • Proposal One

Marissa T. Peterson	Age 59 Director since 2008

Independent Director Committees: • Technology (Chair) • Investment

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson is President and Chief Executive Officer of Mission Peak Executive Consulting, which provides client-focused executive coaching and management consulting services. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves on the Board of Directors of Ansell Limited and previously served on the board of directors of Oclaro, Inc., SUPERVALU INC., Quantros and Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University. Ms. Peterson holds an honorary doctorate in management and a bachelor’s degree in engineering from Kettering University where she graduated magna cum laude. She received her MBA from Harvard Business School with the distinction of being a GM Fellow.

Skills and Qualifications

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and Shares voting “abstain” or broker non-votes have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

Proposal One • 2021 Proxy Statement | Humana	39

Director Compensation

2020 Director Compensation Program

During 2020, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)	$115,000

Non-Employee Chairman of the Board Additional Annual Retainer	$210,000

Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $20,000 $15,000

Executive Committee Member fee per year	$12,000

Common Stock per year (1st Business Day of January)(1)(2)	$165,000 in common stock (variable # of shares)

Charitable Contributions Annual Match(3)	up to $40,000

Group Life and Accidental Death Insurance — (except Chairman)(4)	$150,000 of coverage

Group Life and Accidental Death Insurance — Chairman	$400,000 of coverage

Business Travel Accident Insurance	$250,000 of coverage

Restricted Stock Units Granted Initial Date of Election(5)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors
(1)

As an employee director elected to our Board, Mr. Broussard does not receive the annual retainer or annual stock grant for service as a director. For all other directors, the annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer. Notwithstanding anything to the contrary in the applicable equity award agreement evidencing such award, the equity and cash-based retainers will be pro-rated based on months of service (defined as any month in which the director serves for at least one day) for any service of less than the full year in respect of which the award is granted.

(2)

Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. As of March 1, 2021, all of our non-employee directors who have served for at least one year satisfy this requirement. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Policy” in this proxy statement.

(3)	To support COVID-19 related support efforts, the Matching Gift Program was expanded to include a supplemental match of eligible charitable contributions, up to an additional $40,000.
(4)	Coverage amount decreases 50% at age 70.
(5)	This initial award of restricted stock units is forfeited if the director serves less than one year on our Board of Directors.

40	Humana | 2021 Proxy Statement • Director Compensation

2020 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in connection with their service on our Board of Directors during all or a portion of the 2020 fiscal year:

Name(1) (a)	Fees Earned or Paid in Cash ($)(3) (b)	Stock Awards ($)(3)(4)(5) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(7) (f)	All Other Compensation ($)(8) (g)	Total ($) (h)
Frank J. Bisignano	115,000	164,989		—	—	—	41,188	321,177
Raquel C. Bono, M.D.	115,000	164,965		—	—	—	396	280,361
Frank A. D’Amelio	140,000	164,989		—	—	—	12,153	317,142
W. Roy Dunbar(2)	90,000	109,993	(6)	—	—	—	80,516	280,509
Wayne A. I. Frederick, M.D.	115,000	165,053		—	—	—	40,225	320,278
John W. Garratt	120,000	165,053		—	—	—	17,345	302,398
Kurt J. Hilzinger	337,000	164,989		—	—	—	43,168	545,157
David A. Jones, Jr.	142,000	164,989		—	—	48,673	87,218	442,880
Karen W. Katz	115,000	164,989		—	—	—	39,704	319,693
William J. McDonald	115,000	164,989		—	—	—	41,138	321,127
James J. O’Brien	131,667	164,989		—	—	—	82,286	378,942
Marissa T. Peterson	130,000	164,989		—	—	—	774	295,763
(1)

During 2020, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)	Mr. Dunbar resigned from the Board effective as of August 10, 2020. Compensation disclosed represents amounts earned for service during 2020 prior to his departure from our Board.
(3)

Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2020, Messrs. D’Amelio, Hilzinger, and McDonald and Ms. Katz each deferred their stock compensation. Refer to footnote 1(c) to the section entitled “Stock Ownership Information — Security Ownership of Directors and Executive Officers” for a disclosure of the number of Shares of our common stock that have been deferred by each director. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2020, Messrs. Hilzinger, and McDonald and Mmes. Katz and Peterson each elected to defer a portion or all of their cash compensation under the Deferred Compensation Plan.

(4)

On January 2, 2020, when the fair market value of our common stock was $364.215, each director in office at that time, other than Mr. Broussard, was granted a restricted stock unit award of 453 Shares, representing the annual grant of approximately $165,000 in common stock. Dr. Frederick and Mr. Garratt each received a restricted stock unit award representing approximately $165,000 upon their election date, using the fair market value of our common stock on that date ($375.115) to determine the 440 Shares awarded. Dr. Bono received a restricted stock unit award representing approximately $165,000 upon her election date, using the fair market value of our common stock on that date ($415.53) to determine the 397 Shares awarded. The amount shown in column (c) (“Stock Awards”) above is the grant-date fair market value times the number of Shares awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

(5)

Vested restricted stock units with a payout deferral election made by the director accrue quarterly dividend equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the Shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2020 nor includes dividend equivalent rights paid on any such deferred Shares.

(6)

Pursuant to equity award agreements, unvested restricted stock units will be prorated upon vesting for any portion of the year that the director did not serve. Mr. Dunbar received a prorated number of restricted stock units upon vesting. The value represented

Director Compensation • 2021 Proxy Statement | Humana	41

above in column (c) is the prorated value of the number of Shares that vested on December 31, 2020, using the grant date fair market value of $364.215.
(7)

Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, Mr. Jones is the only director that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

(8)

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and members of their immediate family to and from such meetings or other Company business on Company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a rate comparable to the rate paid by employees. In 2020, Messrs. Dunbar and McDonald and Mmes. Katz and Peterson, elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by the Company will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse directors for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we pay certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provide a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift ($)	Occupational Tax ($)	Life Insurance ($)	Other ($)	Total – All Other Compensation ($)
Frank J. Bisignano	40,000	—	1,188	—	41,188
Raquel C. Bono, M.D.	—	—	396	—	396
Frank A. D’Amelio	10,965	—	1,188	—	12,153
W. Roy Dunbar	80,000	—	516	—	80,516
Wayne A. I. Frederick, M.D.	40,000	—	225	—	40,225
John W. Garratt	17,000	—	345	—	17,345
Kurt J. Hilzinger	40,000	—	3,168	—	43,168
David A. Jones, Jr.	80,000	6,030	1,188	—	87,218
Karen W. Katz	38,516	—	1,188	—	39,704
William J. McDonald	39,950	—	1,188	—	41,138
James J. O’Brien	80,000	—	2,286	—	82,286
Marissa T. Peterson	—	—	774	—	774

42	Humana | 2021 Proxy Statement • Director Compensation

Stock Ownership Information

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	11,967,039 Shares	9.0%(2)
FMR LLC 245 Summer Street Boston, MA 02210	9,267,668 Shares	7.0%(3)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,989,308 Shares	7.8%(4)
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,168,885 Shares	7.9%(5)

(1)	The percentage of ownership is based on 128,861,128 Shares of our common stock outstanding as of December 31, 2020.
(2)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2020, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 10,338,849 Shares and has sole dispositive power over 11,967,039 Shares.

(3)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2020, FMR LLC reports that through various subsidiaries, it has sole power to vote 1,007,131 Shares and has sole dispositive power over 9,267,668 Shares.

(4)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2020, T. Rowe Price Associates, Inc. reports that through various subsidiaries, it has sole power to vote 3,056,306 Shares and has sole dispositive power over 9,989,308 Shares.

(5)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2020, The Vanguard Group reports that through various subsidiaries, it has shared power to vote 223,760 Shares, sole dispositive power over 9,583,252 Shares, and shared dispositive power over 585,633 Shares.

Stock Ownership Information • 2021 Proxy Statement | Humana	43

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2021, by (i) each of our director nominees, (ii) Bruce D. Broussard, our President and Chief Executive Officer, (iii) Brian A. Kane, our Chief Financial Officer, (iv) each of our three other highest compensated executive officers serving at December 31, 2020, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs), and (v) by all our director nominees and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2021 (1)(2)	Percent of Class as of December 31, 2020(3)

Raquel C. Bono, M.D.(1)(b)	0

Frank A. D’Amelio	20,634

Wayne A.I. Frederick, M.D.(1)(b)	0

John W. Garratt(1)(b)	0

Kurt J. Hilzinger	19,448

David A. Jones, Jr.	73,525

Karen W. Katz	590

Marcy S. Klevorn	0

William J. McDonald	2,276

Jorge S. Mesquita	0

James J. O’Brien	599

Marissa T. Peterson	1,229

Bruce D. Broussard	163,448

Brian A. Kane	53,941

T. Alan Wheatley	27,233

Timothy S. Huval	19,340

William K. Fleming	28,463

All directors and executive officers as a group (25 in number, including those named above)	511,799	0.40%
(1)

Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or Shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual Shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)

Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2020, over which the employee participant has voting power and investment power. As of December 31, 2020, our Named Executive Officers held 1,021 of such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (13 in number, including our NEOs) held 4,204 of such Share equivalents.

(b)

Does not include the initial annual stock retainer granted to Drs. Bono and Frederick and Mr. Garratt pursuant to their 2020 elections. The restricted stock units granted to Dr. Frederick and Mr. Garratt vested in full on February 19, 2021 whereas the restricted stock units granted to Dr. Bono are expected to vest in full on September 4, 2021. For discussion of initial awards see section entitled, “Director Compensation — 2020 Director Compensation Program — 2020 Compensation of Our Directors” in this proxy statement.

44	Humana | 2021 Proxy Statement • Stock Ownership Information

(c)	Includes unvested restricted stock unit awards which are scheduled to vest within 60 days after January 15, 2021, as follows (performance-based restricted stock units are shown at the maximum level):

Bruce D. Broussard	40,972

Brian A. Kane	11,174

T. Alan Wheatley	7,436

Timothy S. Huval	6,146

William K. Fleming	7,436

All executive officers as a group (13 in number, including our NEOs)	87,820

(d)

Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2021 under either the 2011 Stock Incentive Plan or the 2019 Amended and Restated Stock Incentive Plan. As of January 15, 2021, none of our non-employee directors held exercisable options. Exercisable options held by our NEOs and other executive officers as of January 15, 2021, or exercisable within 60 days thereof, were as follows:

Bruce D. Broussard	55,087

Brian A. Kane	24,001

T. Alan Wheatley	12,188

Timothy S. Huval	6,272

William K. Fleming	14,951

All executive officers as a group (13 in number, including our NEOs)	169,229

(e)

Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. These deferred stock awards include the initial award of 7,500 restricted stock units to each of Messrs. McDonald and O’Brien and Ms. Peterson when first elected as a director, which by its terms must be held until the recipient is no longer serving on our Board of Directors. As of January 15, 2021, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred Shares and deferred cash that was invested in the Humana Common Stock Fund):

Raquel C. Bono, M.D.	0

Frank A. D’Amelio	26,437

Wayne A.I. Frederick, M.D.	0

John W. Garratt	0

Kurt J. Hilzinger	33,562

David A. Jones, Jr.	5,987

Karen W. Katz	764

Marcy S. Klevorn	0

William J. McDonald	37,470

Jorge S. Mesquita	0

James J. O’Brien	29,662

Marissa T. Peterson	17,856

(f)

Does not include the January 4, 2021 annual stock retainer of 403 restricted stock units granted to each of our directors (other than Mr. Broussard) pursuant to our director compensation program, which restricted stock units are expected to vest in full on December 31, 2021.

(g)

Does not include the annual stock retainer of 436 restricted stock units granted to Ms. Klevorn and Mr. Mesquita on February 17, 2021 pursuant to our director compensation program. The restricted stock units represent approximately $165,000 and were determined using the grant date fair market value of our common stock $378.08. The restricted stock units are expected to vest in full on February 17, 2022, unless service on the Board is less than one year in which case the restricted stock units will be forfeited in their entirety.

(2)	As of March 1, 2021, no Shares are pledged by any of our executive officers or directors in accordance with our policy prohibiting pledging or hedging transactions.
(3)	Based on 128,861,128 Shares outstanding as of December 31, 2020. Unless indicated, ownership is less than 1% of the class.

Stock Ownership Information • 2021 Proxy Statement | Humana	45

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) presents in detail our executive compensation policies and practices, describing each element of compensation and the decision-making process by our Organization & Compensation Committee (“Committee”) that supports it. We encourage you to read this CD&A in conjunction with the compensation tables that follow for additional context to the Committee’s decisions with respect to the 2020 compensation of our Named Executive Officers (“NEOs”), as listed below.

2020 Named Executive Officers	Bruce D. Broussard President and Chief Executive Officer
Brian A. Kane Chief Financial Officer
T. Alan Wheatley Segment President, Retail
Timothy S. Huval Chief Administrative Officer
William K. Fleming, PharmD Segment President, Clinical and Pharmacy Solutions

CD&A Table of Contents

46	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

Executive Summary

From the outset of the COVID-19 pandemic, we recognized our important role in assisting our employees, members, employer groups, providers, and communities to navigate this unprecedented health crisis; investing in benefits and initiatives designed to improve access to care and ease the financial burdens that our stakeholders faced. The restrictions on movement and economic measures implemented throughout the country to reduce the spread of COVID-19 resulted in a significant deferral of healthcare services among our members during the first half of 2020. In response to that deferral, our Company committed that any positive financial impact we experienced from this lower medical utilization would be offset by our COVID-19 support and relief efforts – we kept our promise.

Fiscal Year 2020 Performance Highlights

While the emergence and persistence of a global health crisis in 2020 created many unexpected challenges, we believe that our dedication to delivering human care allowed us to respond swiftly, decisively and constructively to the pandemic by quickly launching and executing on initiatives that have benefited each of our stakeholders. Our Company’s ongoing strategy to center our approach on holistic care that addresses our members’ most important health needs and our forward-thinking mindset, commitment to strategy and steadfast dedication to the health and well-being – of every person, community and our future – is reflected within our resilient financial performance, as illustrated below.

OUR FACTS & FIGURES

$25.31 / $18.75	12.7%	$1.75 Billion	$323 Million	~11% / ~17%

GAAP EPS / Adjusted EPS* Diluted earnings per share, an increase of 25.9% GAAP and 4.9% non-GAAP	Total Stockholder Return Increase over 2019; 3-year increase of 69.0%; 5-year increase of 137.1%	Stock Repurchases $750 million, or 70.1% from prior year	Dividends + $0.075 per share from prior year	Membership Individual / Group Medicare Advantage growth (year-over-year)

OUR STAKEHOLDER FOCUS

$373 Million	$20.67 Million	~$1 Billion	$200 Million	>1 Million Meals

Members Cost share waivers associated with physician visits, inpatient hospital, telehealth and related COVID-19 treatment among MA and Employer Group business	Associates Emergency relief grants for caregiving and financial hardships resulting from the COVID-19 pandemic	Providers Released advanced funding to in-network providers to temporarily ease financial burdens

Community

Contributed to The Humana Foundation:

$150 million endowment for community investments, including health care disparity initiatives, and $50 million to support COVID-19 relief & recovery efforts

Social Determinants of Health Fulfilled in-home meal orders for more than eighty-nine thousand members identified with food insecurity

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	47

Compensation Program Highlights

The Committee is dedicated to maintaining a robust, structured and balanced compensation program designed to motivate and reward the Company’s executives to drive Humana’s performance. Our maturing compensation program is a testament to the Committee’s thoughtful consideration and progressive approach to evolve and align with market best practices and stockholders’ interests. The chart below identifies certain elements of our compensation program.

PROGRAM SUMMARY

✓

Incentive Plans. Our executive compensation program includes both short-term incentive (STI) and long-term incentive (LTI) plans. These plans are designed with the goal of balancing short-term decisions with creating long-term stockholder value; we aim to drive focus on achieving key short-term enablers that will lead to successful outcomes on long-term strategic initiatives.

✓

Equity Awards. We offer our executive officers a combination of incentive stock options (ISO), non-qualified stock options (NQ) and both time-based and performance-based restricted stock units (RSU) to align their interests with the creation of long-term stockholder value.

✓

Vesting Periods. We offer time-based equity awards under which vesting occurs annually in one-third increments over a period of three years, and performance-based equity awards that vest in full on the third anniversary of the grant date – based on achievement of performance measures.

✓

Performance Measures. For our executive officers, at least 50% of their LTI awards are performance-based. Performance is measured against the Company’s three-year aggregated return on invested capital (ROIC) with a total stockholder return modifier (rTSR) relative to a PSU Comparator Group over the same period.

✓

Stock Ownership Guidelines. We require our CEO, executive officers and senior vice presidents to maintain minimum stock ownership levels (7x, 3x and 1x of base salary, respectively). These requirements illustrate our belief in aligning the interests of our executives with the interests of our stockholders. Further demonstrating this belief, the Committee increased our CEO’s minimum stock ownership level from 6x to 7x, effective July 1, 2020.

✓	Market-based Compensation. We perform on-going market compensation analysis to ensure that the total compensation packages offered to our executives are in a competitive range.

✓

Peer Group. We leverage a robust peer group comprised of companies in the managed care industry, health care services and facilities industry, and financial and other insurance-related industries to benchmark and assess our compensation programs and practices.

✓

Change in Control and Executive Severance Policies. We have a company-wide Severance Policy and Change in Control Policy, applicable to the CEO and other executive officers with restrictive covenants that align with the applicable severance period for any benefits.

✓	Clawback Policy. We administer a clawback policy that includes all incentive-based compensation.

48	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

Compensation Framework

Compensation Program Design Principles

Our executive compensation programs support our philosophy of attracting, retaining and motivating leaders that align with and will help us deliver on our strategy of creating an integrated care-delivery model. We design our executive compensation programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. Our compensation program is predicated on three design principles:

Key Compensation Program Governance Components

Our robust and structured compensation program reflects the Committee’s belief that strong corporate governance is imperative for prudent compensation decision-making. Below are key governance elements of our compensation programs. We also identify certain common pay practices that we do not follow because they do not align with the strict standard of governance that we apply to our compensation programs.

WHAT WE DO		WHAT WE DON’T DO

✓	Design incentive plans with the majority of executive pay at risk	×	No stock option repricing without stockholder approval

✓	Maintain a Clawback Policy that includes all incentive-based compensation	×	No single trigger vesting of equity or cash severance payments upon change in control

✓	Include double-trigger provisions under our Change in Control Policy and equity agreements applicable to our executive officers	×	No hedging or pledging of Humana securities by associates (including executive officers and directors)

✓	Require minimum stock ownership levels for senior leadership	×	No tax gross-ups for our NEOs or other executive officers

✓	Maintain commitment to stockholder engagement	×	No excessive perquisites for senior leaders; all perquisites require specific business rationale

✓	Conduct an annual compensation risk assessment	×	No positive discretion for incentive-based awards

✓	Utilize an independent compensation consultant hired and overseen by the Committee	×	No dividends or dividend equivalents on unearned PSUs or RSUs

		×	No employment contracts with CEO, NEOs or other executive officers and senior leaders

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	49

Overview of Compensation Elements

The material components of our executive compensation programs are: (i) base salary; (ii) short-term cash incentives; and (iii) long-term equity incentives. We believe that having a combination of pay elements motivates and challenges our executives to achieve positive results for our Company and our stockholders. Each element of compensation is summarized as follows:

Fixed Compensation	Base Salary	Cash	• Market competitive fixed compensation, reflecting executive’s scope of responsibility • Annually reviewed for market alignment, with adjustments as appropriate
At Risk Compensation	Short-Term Incentives	Cash

•  Cash-based incentive compensation to reward performance for achievement of short-term business objectives

•  Measures aim to optimize the level of year-over-year profitability in the short-term while contributing to the long-term success of the organization

	Long-Term Incentives	Humana Equity

•  Promotes retention of our executive talent

•  Motivates executives to optimize the long-term success of the organization

•  Mitigates excessive risk taking by encouraging executives to act in the long-term interest of the organization

50	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

Inputs Into Compensation Decisions

For 2020, the Committee received input from a number of sources and reference points to guide its design of the Company’s executive compensation programs and individual pay decisions. These various perspectives allow the Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of compensation. The Committee regularly reviews input and data received from its independent compensation consultant, our stockholders, external market practice surveys and individual performance assessments to make informed compensation decisions for our NEOs. In addition, the Committee reviews tally sheet information that provides a comprehensive look at total compensation for each of our NEO’s. The chart below further describes the primary sources contributing to the Committee’s decision-making process.

Independent Compensation Consultant

For 2020, the independent compensation consultant for the Committee was Farient Advisors, LLC (Farient). A representative of Farient attended all of the regularly scheduled Committee meetings in 2020, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

The Committee considered certain factors to determine whether Farient’s service as a compensation consultant raised a conflict of interest, including, among other things:

•	Whether the firm provided other services to the Company;

•	The amount of fees received by the firm from the Company, as a percentage of such firm’s total revenue;

•	The firm’s policies and procedures that are designed to prevent conflicts of interest;

•	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

•	Whether the firm’s representatives providing services to the Committee own Company stock; and

•	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

After considering all of the above factors, the Committee determined that the service provided to the Committee as an independent compensation consultant by Farient in 2020 did not raise any conflict of interest.

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	51

Stockholder Engagement and Say-on-Pay

The Board, together with its committees and management team, routinely reviews the feedback received from our stockholders – through formal stockholder engagements, stockholder voting results and routine communication during the year – creating a feedback loop of transparency into our compensation and governance practices. The continuous dialog supplements the Board’s customary review of our governance and compensation programs, policies and/or practices as it considers areas for enhancement or improvement. The illustration below further details our stockholder engagement and feedback consideration methods:

Fall 2020 Outreach

In the fall of 2020 we solicited engagements with our stockholders, representing approximately 66% of our outstanding Shares as of June 30, 2020, and invited them to set the agenda based on their areas of interest. Our stockholder discussions included a variety of topics including: corporate governance, strategy, executive compensation, environmental and social issues and the Company’s response to the COVID-19 pandemic.

30 Invited Stockholders

Members of the Board and the executive management team made themselves available to attend all meetings upon request. In response, the Chair of the Organization & Compensation Committee participated at the request of certain of our stockholders.

66% Outstanding Stock

Nine engagements were held in response to our outreach, representing approximately 33% of our outstanding Shares as of June 30, 2020. As a result of these engagements, we received valuable feedback regarding the Company’s current practices. The feedback was overwhelmingly positive regarding our programs and governance, as described in greater detail below. We believe the lower level of engagement interest from our stockholders represents satisfaction with our current programs and practices and illustrates the effectiveness of our ongoing communications with stockholders throughout the year on matters concerning the Company generally or the Board’s oversight.

9 Engagements Held

The Board believes that having ongoing communication with the Company’s stockholders provides valuable insight to ensure the Board is acting in the best interests of Humana and its stockholders.	33% Outstanding Stock

52	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

What We Heard During Our 2020 Stockholder Outreach

•  Stockholders commended our Board’s 2019-2020 refreshment and appreciated the current diversity and skills represented, while noting a continued focus on Board tenure.

•  Stockholders appreciated the Company’s enhanced disclosure of compensation metrics and indicated the importance of continued transparency in this area.

•  Stockholders were acutely interested in the Company’s consideration of COVID-19 impacts when calculating the achievement of 2020 compensation metrics, inquiring as to whether the Company planned to change or adjust the established metrics. While generally disfavoring adjustments, stockholders urged for robust, thorough and transparent disclosure of rationale behind any future compensation changes.

•  Stockholders were interested in discussing the Company’s ESG practices and reporting. During these discussions, investors complimented the Company on its first public release in 2020 of the Company’s Inclusion & Diversity report and the Company’s existing ESG efforts. Investors also provided recommendations for additional disclosures of existing practices with an increased focus on ESG practices, reporting, and oversight.

•  Stockholders had significant interest in the Company’s response to COVID-19, the pandemic’s impact on the Company’s overall business and strategy, steps taken by the Company to mitigate effects to stakeholders (members, providers, investors and associates) and how the Company has maintained its culture in a remote work environment. The Company received positive feedback in each of these areas.

What We Did In Response to What We Heard

As part of our Board’s commitment to engagement with our stockholders, we evaluate and respond to the views voiced by our stockholders on a regular basis. This dialogue with our stockholders has led to the reaffirmation of, or enhancements to, certain of our corporate governance, ESG, and executive compensation practices. Our Board believes these practices are in the best interest of our Company and our stockholders, including:

•  Ongoing reviews performed by the Board in consideration of composition, tenure and refreshment.

•  Reaffirming our commitment to determine achievement under our compensation plans based on established compensation metrics, avoiding any exceptions or adjustments.

•  Offering attendance by Board and management team members during the engagement process to connect directly with our stockholders.

•  Adopting Board governance changes to (i) formally designate Board level oversight of ESG; and (ii) formally expand the scope and responsibilities of our Nominating, Governance & Sustainability Committee to include ESG oversight.

•  Continuing to assess the reporting standard framework through which we evaluate our ESG programs and consider additional opportunities to enhance disclosure of our ESG and Inclusion & Diversity efforts.

•  Continuing our commitment to support the health and well-being of our members, associates and the communities we serve as the COVID-19 pandemic persists.

Additionally, our 2020 say-on-pay proposal maintained its typically high level of approval with
95% of our stockholders voting in favor of the Company’s compensation strategy. We believe that the result of our 2020 say-on-pay proposal indicates that stockholders are generally supportive of our executive compensation program, and therefore the Committee made no material changes to the executive compensation program as a result of this vote.

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	53

Peer Group

Our peer group is used as a reference point in making compensation decisions, such as developing base salary ranges, developing short-term and long-term incentive award ranges, determining competitiveness of the total compensation package for our NEO’s and comparing our performance in order to validate if our compensation programs are informed by market practices.

The Committee uses the framework below, in consultation with its independent compensation consultant, to filter and select a broad group of potential peers. This framework yields multiple perspectives that enrich our understanding of competitive executive pay practices while also ensuring that our peer group is comprised of companies with whom we may compete for talent and whose revenues, market capitalization, and business focus are similar to our own.

For 2020 compensation decisions, based on its review along with advice from its independent compensation consultant, the Committee approved the following peer group (the “Peer Group”):

Managed Care Peers	Healthcare Services & Facilities	Financial & Insurance

☐ Anthem, Inc.	☐ AmerisourceBergen Corporation	☐ Aflac, Inc.

☐ Centene Corporation	☐ Cardinal Health, Inc.	☐ Allstate Corporation

☐ Cigna Corporation	☐ DaVita Inc.	☐ MetLife, Inc.

☐ CVS Health Corp	☐ HCA Healthcare, Inc.	☐ Progressive Corporation

☐ UnitedHealth Group Inc.	☐ Laboratory Corporation of America Holdings, Inc.	☐ Prudential Financial, Inc.

	☐ McKesson Corp	☐ The Travelers Companies, Inc.

☐ Walgreens Boots Alliance, Inc.

Humana’s 2020 Peer Group Financial Comparison

54	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

Plan Design and Award Decisions

Base Salary

On an annual basis, the Committee, in consultation with its independent compensation consultant, reviews the market data and current base salaries for our executives, considering adjustments as deemed appropriate. Salary increases, if any, must receive advance approval from the Committee. The Committee determined that no base salary increases were necessary in 2020 for our CEO and other NEOs as their current levels were in-line with competitive market pay analysis. The table below represents base salaries for our CEO and other NEOs as of March 1, 2020, compared to March 1, 2019.

Named Executive Officer	2020 Base Salary	2019 Base Salary

Bruce D. Broussard	$1,349,465	$1,349,465

Brian A. Kane	$750,000	$750,000

T. Alan Wheatley	$625,000	$625,000

Timothy S. Huval	$650,000	$650,000

William K. Fleming	$550,000	$550,000

Short-Term Incentives

Our STI is administered through the Associate Incentive Plan (AIP), a discretionary, annual cash-based incentive plan. The goal of our plan is to recognize and reward all of our full-time and part-time associates, including our executive officers, for their contributions to the Company’s overall performance, while also uniting associates around a common purpose for the year.

Associate Incentive Plan

The AIP plan year is effective January 1 through December 31 of each fiscal year. Associates who participate in other Company incentive plans, such as Sales Incentive/Commission Plans and Targeted Incentive Plans, are not dually eligible to participate in the AIP. Associates may not participate in more than one incentive plan. For our executive officers, the AIP is administered through the Executive Incentive Compensation Plan, as filed with the SEC on annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and can be accessed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings.”

On an annual basis the Committee, in consultation with its independent compensation consultant, reviews and approves the AIP as outlined below:

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	55

The Committee selected the following performance measures for the 2020 AIP, aligning our executives to the key financial and operational objectives of our overall strategy:

In addition to the above performance measures, the Committee also established a funding gate for our executive officers who are direct reports to the CEO, whereby no AIP would be paid unless the Company achieves threshold Adjusted EPS performance. The Committee retains the ability to exercise negative (but not positive) judgment with respect to the payout results.

Under our AIP, individual performance and contributions are also taken into consideration when determining each associate’s final payout. For the 2020 AIP period, the Committee determined that contributions to the advancement of the Company’s inclusion and diversity efforts would be included in the assessment of the individual performance of our executive officers and members of senior management levels, with the potential for an individual’s payout to be decreased (but not increased) in connection with the individual’s contributions to these efforts.

56	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

A Closer Look at AIP Strategic Measures

The Company has a set of strategic initiatives that, if achieved, will improve member health, improve relationships with our providers and position us for long-term sustainable growth. The Committee believes that having strategic measures embedded within the AIP targets is critical to help drive organizational focus and prioritization in advancing our long-term strategy. The 2020 strategic measures directly align to our integrated care approach. We saw encouraging progress in 2020 related to each strategic measure which has a positive, direct impact on our members.

Strategic Purpose	Strategic Purpose	Strategic Purpose	Strategic Purpose

The availability of new technologies to gather and share data is changing when, where and how we can deliver care. Digital technology plays a critical role in putting members and physicians at the center of a simplified, personalized healthcare experience. Further expanding our digital platform enables us to develop ground-breaking products and services that enhance the quality of care our members receive.	To meet the evolving expectations of consumers, it’s important to create meaningful healthcare experiences that address the needs and preferences of our members. This requires us to continue developing products and services that bring together a holistic view of a members’ physical, pharmaceutical, social, and behavioral needs. The intent is to build an integrated, hyper-connected ecosystem that improves the customer experience and health outcomes.	Our Home Solutions vision is to create an improved consumer and provider experience and drive better care outcomes by transforming the home into the center of care delivery. We strive to advance the development of our home-based care ecosystem through a multi-channel approach.	To create sustainable membership growth and continue to improve health outcomes of our members, it’s important that members decide to remain with Humana at the point of renewal. As shopping behavior becomes more prevalent among new and renewing members, we need to use each member interaction as our opportunity to build the trust and confidence needed to remain that member’s “partner in health.”

Strategic Progress	Strategic Progress	Strategic Progress	Strategic Progress

We are integrating technology, analytics and experiences to activate the health ecosystem, reducing the time from identified needs to delivered products and services, and driving agility and innovation with a consumer-centric mindset.	We are continuing to build our transformative Enterprise Clinical Operating Model (ECOM), which will create an integrated healthcare experience for Humana members. The ECOM provides the common infrastructure and capabilities required to deliver a leading clinical experience for every member and provider that is tailored for unique product and market needs.

•  Partnering with Kindred at Home (KAH) to drive innovations in the home health clinical model, reduce adverse events for our members, and accelerate the shift to value-based care in the home.

•  Improving the effectiveness & reach of Your Home Advantage (YHA), our wholly-owned provider of in-home wellness assessments, to gain a more comprehensive understanding of our members’ health and efficiently close gaps in care.

•  Launching our transformative asset-light primary care offering, with the goal of delivering longitudinal, personalized, and convenient value-based primary care in a rapidly scalable way.

We are improving retention by focusing on three key areas:

•  Enhancing product competitiveness, design, and ease of use/understanding.

•  Reducing consumer pain points in the sales process and emphasizing our focus on delivering human care.

•  Utilizing technology, analytics and agile ways of working to improve and personalize our new-member experience.

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	57

2020 AIP Performance Results

For 2020, based on our performance with no exceptions or adjustments, the Committee approved a funding rate of 139.4% of target for the CEO and other NEOs as follows:

Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Results	Funding Rate	Total Payout
Adjusted EPS	50%	$17.11	$18.50	$19.89	$18.75	118%	59.0%
Net Promoter Score (NPSt)	20%	50%	100%	200%	200%	200%	40.0%
Membership Growth	20%	225,000	325,000	425,000	377,000	152%	30.4%
Strategic Measures (See “A Closer Look at AIP Strategic Measures”)	10%	0%	10%	20%	100%	100%	10.0%
						Total Payout	139.4%

Named Executive Officer	2020 Earnings	2020 Target Opportunity	Payout Rate	Actual Payout

Bruce D. Broussard	$1,349,465	175%		$3,292,020

Brian A. Kane	$ 750,000	100%		$1,045,500

T. Alan Wheatley	$ 625,000	100%	139.4%	$ 871,250

Timothy S. Huval	$ 650,000	100%		$ 906,100

William K. Fleming	$ 550,000	100%		$ 766,700

Long-Term Incentives

Long-Term Incentives provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our NEOs. The Committee, in consultation with its independent compensation consultant, annually determines the aggregate amounts and terms of long-term incentive compensation awards for our executive officers using (i) compensation programs and competitive pay practices of peer companies and (ii) the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions.

The Committee approved the following mix of long-term incentive awards granted in 2020 to our NEOs, reaffirming its commitment to performance-based compensation:

58	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

The Committee believes that a mix of long-term incentives, combined with performance measures and a rTSR modifier:

•	Aligns executives with the interests of our stockholders;

•	Allows executives to focus on measures they have the ability to influence while also satisfying stockholder expectations of using a relative measure;

•	Ensures that our long-term incentive compensation program is not overly dependent upon rTSR as an independent measure; and

•	Adjusts to general economic conditions that would impact all companies in our Peer Group.

The Committee approved the following 2020 stock-based compensation for the CEO and other NEOs:

Named Executive Officer	PSUs 50%(1)	RSUs 25%	Options 25%	Total 2020 LTI Award

Bruce D. Broussard	$5,625,000	$2,812,500	$2,812,500	$11,250,000

Brian A. Kane	$1,750,000	$875,000	$875,000	$3,500,000

T. Alan Wheatley	$1,200,000	$600,000	$600,000	$2,400,000

Timothy S. Huval	$850,000	$425,000	$425,000	$1,700,000

William K. Fleming	$900,000	$450,000	$450,000	$1,800,000
(1)	Performance-based restricted stock units are shown at target value.

Performance of our 2018-2020 Performance-Based Restricted Stock Units

In 2018, the Committee granted performance-based stock unit awards to our then-serving NEOs, with performance criteria for these awards based on the Company’s adjusted return on invested capital (Adjusted ROIC) against an established set of targets over the three-year period beginning January 1, 2018 and ending December 21, 2020, referred to herein as our “2018-2020 performance-based awards.” The 2018-2020 performance-based awards also included a relative total stockholder return modifier (rTSR) that could adjust final payout results up or down based on the Company’s TSR ranking against an approved comparator group.

The following discloses the three-year cumulative goals included in the 2018-2020 performance-based awards, which provide for incremental payout between steps:

2018-2020 Performance-Based Awards

	Minimum (50%)	Target (100%)	Maximum (200%)

Financial Measure: Adjusted ROIC	12.15%	13.35% - 13.65%	14.85%

✓ 3-Year Average ROIC target of 13.7%, with a target corridor of +/- 0.15%

✓ Spread between minimum/target and target/maximum of +/- 10%

✓ Incremental payout if performance is within the ranges noted above

rTSR Modifier + /-20%

rTSR Modifier (2018 Peer Group as Comparator Group)

   Ranked on a percentile basis against peers; +/- 20% is determined after ROIC performance is measured, and is applied as    follows (with maximum
payout capped at 200% of target opportunity and incremental if performance is within the    ranges noted below):

< 25th Percentile:	- 20%

45th – 55th Percentile:	No Modifier Applied

> 75th Percentile:	+ 20%

When determining the vesting value of the 2018-2020 performance-based awards, the Committee reviewed final Company results showing a three-year cumulative Adjusted ROIC of 14.60% and a rTSR ranking in the 87th percentile of the comparator group. As part of this review, the Committee also noted that Adjusted ROIC and rTSR performance are a by-product of both the financial and operational performance of the Company over the three-year period. As such, the Company took into account strong earnings, revenue and membership growth, TSR, and substantial progress made in executing on its long-term strategy. This strategy includes moving from an insurance company with elements of health to a health company with elements of insurance. The Company took further steps to execute this strategy by strengthening its consumer-centric operating approach and making significant investments to advance the quality of care delivered to the Company’s members.

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	59

During its February 2021 meeting, based on the review described above, the Committee approved an award payout at 200% of target amounts, with no exceptions or adjustments made, as shown below.

	Final Result	Funding Rate	Modifier	Final Payout Results

Adjusted ROIC	14.60%	179.20%

rTSR Modifier	87th Percentile		20.00%

Final Payout				200%

The Committee determined the above results were appropriate given the substantial progress made on long-term initiatives and the strong financial performance achieved during the 3-year performance period, particularly within the challenges presented during 2020.

Other Benefits and Perquisites

We operate in a highly competitive, complex and consolidating industry and offer certain benefits that we believe are critical to attract and retain talent. In general, our NEO’s are eligible for the same benefits as our associate population. We offer a limited number of perquisites to attract and retain our executives but we do not provide any tax reimbursements or “gross-ups” for these benefits.

Health and Retirement Benefits

• Our executive officers participate in the broad-based employee health and retirement programs under the same terms and conditions as all other eligible associates.

•  Such benefits include: medical, dental, vision, disability, wellness, life and AD&D insurance, as well as 401(k) retirement plan, supplemental 401(k) plan and the option to participate in our Nonqualified Deferred Compensation Plan.

Perquisites

• We provide limited perquisites to our executive officers, which are aligned with market practices and are reviewed on a regular basis.

•  Perquisites may include limited personal use of the Company aircraft, personal security, personal executive support services, an annual physical, a matching charitable gift program, a supplemental life insurance benefit, financial planning assistance and, if applicable, relocation assistance.

Executive Severance and Change in Control

•  The Severance Policy provides for benefits in the event employment is terminated without cause, for a defined severance period during which certain restrictive covenants would apply (e.g., non-compete, non-solicit and non-disparagement covenants):

-  CEO: 24 months base salary and target bonus, with two year restrictive covenants;

-  Other NEOs: 18 months base salary only, with 18 month restrictive covenants.

•  The Change in Control Policy (CIC Policy) provides for benefits in the event that employment is terminated under certain circumstances in connection with a Change in Control transaction, with restrictive covenants binding the executive during the applicable severance period:

-  CEO: lump sum payment of 30 months base salary and target bonus, with 30 month restrictive covenants;

-  Other NEOs: lump sum payment of 24 months base salary and target bonus, with 24 month restrictive covenants.

60	Humana | 2021 Proxy Statement • Compensation Discussion and Analysis

Compensation Risk Management, Policies and Practices

We review our compensation programs to ensure appropriate governance and risk management practices. We believe that our policies and practices align with evolving best practices, while ensuring appropriate balance of risk and reward. Certain key risk management policies that pertain to executive compensation are as follows:

Clawback Policy

•  Our Board has adopted a Compensation Recoupment Policy that covers each of our executive officers and applies to incentive compensation, including any cash incentive or equity award paid or awarded during the period in which he or she is designated as an executive officer. For all executive officers, the Company may recoup such incentive compensation in the event of: (a) a material restatement of the Company’s financial statements; or (b) certain specified conduct that in the discretion of the Committee, is likely to cause or has caused material financial, operational or reputational harm to the Company.

Hedging and Pledging Policy

•  Our Board has adopted a policy prohibiting all employees, including executive officers and directors, from engaging in short-term, speculative transactions in Company securities and therefore prohibits any hedging or pledging of Company securities, including puts, calls or other derivative securities.

Stock Ownership Guidelines

• Our stock ownership guidelines link a significant amount of our executives’ current and potential net worth to the Company’s success in alignment with the interests of our stockholders.

•  Ownership guidelines are expressed as a multiple of base salary and must be held until the relevant multiple is reached and maintained thereafter, as follows:

-  Chief Executive Officer: 7x base salary, increased from 6x as of July 1, 2020

-  CEO Direct Reports (including all NEOs): 3x base salary

-  Senior Vice Presidents: 1x base salary

Insider Trading Policy

• Our Board has adopted a policy prohibiting all employees, including executive officers and directors, from “tipping” or trading on inside information.

•  The policy expressly prohibits purchasing or selling any securities of the Company (including, without limitation, a stock plan transaction such as an option exercise, transfer in the Company’s Retirement and Savings Plan, gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer, regardless of how the securities are held), while aware of material, non-public information concerning the Company.

Compensation Discussion and Analysis • 2021 Proxy Statement | Humana	61

Organization & Compensation Committee Report

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2020 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

James J. O’Brien, Chairman

Frank J. Bisignano

Wayne A. I. Frederick, M.D.

David A. Jones, Jr.

*

We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing our ongoing business and operating performance. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The following excluded items are not recurring parts of our operating plan: (i) amortization expense for identifiable intangibles of approximately $88 million pretax; (ii) put/call valuation adjustments of approximately $103 million associated with the Company’s non-consolidating minority interest investments; (iii) change in fair market value of publicly-traded equity securities of $745 million. The Company adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the Company, management’s measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the Company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities; and (iv) net adjustment of $578 million related to the receipt of unpaid risk corridor payments associated with the losses incurred by the Company under the ACA business from 2014 to 2016 (previously written off). To reconcile the non-GAAP to the GAAP amount each of the following should each be considered, to arrive at GAAP EPS of $25.31: (i) amortization associated with identifiable intangibles of $0.51; (ii) put/call valuation adjustments associated with the Company’s non-consolidating minority interest investments of $0.60; (iii) change in fair market value of publicly-traded equity securities of $4.32; and (iv) net adjustment of $3.35 related to the receipt of unpaid risk corridor payments associated with the losses incurred by the Company under the ACA business from 2014 to 2016 (previously written off). We encourage each stockholder to read the full financial analysis for year ended December 31, 2020 contained in our Annual Report on Form 10-K, filed with the SEC on February 18, 2021.

62	Humana | 2021 Proxy Statement • Organization & Compensation Committee Report

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last three fiscal years by (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2020 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Bruce D. Broussard, President and Chief Executive Officer	2020	1,349,465	—	8,510,832	2,809,535	3,292,020	—	527,787	16,489,639
	2019	1,335,069	—	8,479,360	2,814,192	3,612,030	—	485,804	16,726,455
	2018	1,273,080	—	8,610,778	2,740,664	3,232,669	—	455,326	16,312,517
Brian A. Kane, Chief Financial Officer	2020	750,000	—	2,647,761	874,101	1,045,500		226,196	5,543,558
	2019	740,577	—	2,449,601	813,009	1,144,933	—	233,004	5,381,124
	2018	700,000	—	2,348,490	747,426	1,015,700	—	193,409	5,005,025
T. Alan Wheatley, Segment President, Retail	2020	625,000	—	1,815,538	599,354	871,250		169,064	4,080,206
	2019	596,731	—	1,658,238	542,620	922,546	—	121,454	3,841,589
Timothy S. Huval, Chief Administrative Officer	2020	650,000	—	1,286,194	424,533	906,100	—	205,608	3,472,435
	2019	638,866	—	1,281,282	425,238	987,687	—	177,052	3,510,125
	2018	590,921	—	1,291,525	411,112	857,427	—	162,451	3,313,436
William K. Fleming, PharmD Segment President, Clinical and Pharmacy Solutions	2020	550,000	—	1,361,918	449,498	766,700	—	185,949	3,314,065
	2019	535,866	—	1,507,517	493,316	828,448	—	130,851	3,495,998
	2018	475,000	—	1,548,730	495,114	516,919	—	120,915	3,156,678
(1)

The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in fiscal years 2018, 2019 and 2020, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020, describes the assumptions used to determine the grant date fair value for overall Company equity awards. Performance-based units are disclosed at target value — for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table entitled, “Grants of Plan-Based Awards” in this proxy statement.

The aggregate grant date fair value of each 2020 performance-based restricted stock unit award assuming that the highest level of performance conditions will be achieved is as follows:

Named Executive Officer	Grant Date Fair Value

Bruce D. Broussard	$11,249,755

Brian A. Kane	$ 3,500,158

T. Alan Wheatley	$ 2,400,088

Timothy S. Huval	$ 1,699,916

William K. Fleming	$ 1,800,241

(2)

The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in fiscal years 2018, 2019 and 2020, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020, describes the assumptions used to determine the grant date fair value for overall Company stock options.

Executive Compensation • 2021 Proxy Statement | Humana	63

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2020	2019	2018

Weighted Average Fair Value at Grant Date	$69.73	$68.53	$63.67

Expected Option Life (Years)	4.0	4.1	4.1

Expected Volatility	24.9%	25.5%	26.1%

Risk Free Interest Rate	1.2%	2.4%	2.5%

Dividend Yield	0.7%	0.7%	0.7%

(3)

For a discussion of the potential ranges that could have been earned in 2020 under our short-term incentive compensation plan, refer to the table entitled, “Grants of Plan-Based Awards,” and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section entitled, “Compensation, Discussion and Analysis — Plan Design and Award Decisions — Short-Term Incentives — 2020 AIP Performance Results” in this proxy statement.

(4)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft; a matching charitable gift program; financial planning assistance; basic life insurance premiums; wellness incentives; and physicals, as further described in the table below. This table does not include earnings on the Company’s deferred compensation plans—see the section entitled “Nonqualified Deferred Compensation” below for a discussion of earnings under such plans.

	Company Contributions to Humana Retirement Equalization Plan ($)(a)	Company Contributions to Humana Retirement Savings Plan ($)	Personal Use of Company Aircraft ($)(b)	Matching Charitable Contributions ($)	Financial Planning ($)	Other ($)(c)
Bruce D. Broussard	350,737	21,375	15,700	80,000	18,970	41,005
Brian A. Kane	120,745	21,375	0	60,000	18,970	5,106
T. Alan Wheatley	94,691	21,375	0	30,275	18,970	3,753
Timothy S. Huval	101,452	21,375	0	60,000	18,970	3,811
William K. Fleming	82,009	21,375	0	60,000	18,970	3,595
(a)	This amount is also listed in the Nonqualified Deferred Compensation table.
(b)	The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.
(c)

Includes basic life insurance premiums, wellness incentives and physicals. “Other” compensation for Mr. Broussard includes imputed income in the amount of $29,524 for a personal security system and $2,288 for personal executive support services.

CEO Pay Ratio

2020 CEO Pay Ratio 262:1

As detailed further within the “Human Capital Management” section of this proxy statement, our associates’ total compensation may include base pay, incentive pay, overtime and other supplemental pay. We regularly review associate compensation and conduct benchmarking of our pay to the external market where we compete for talent, as well as, internal reviews of associate pay compared to those doing similar work in similar capacities across the Company – all to ensure we are competitive and aligned with industry standards. With respect to our CEO and other Named Executive Officers, as discussed further within the “Compensation Discussion & Analysis” section of this proxy statement, the Organization & Compensation Committee believes that current levels of compensation are appropriate based on the Committee’s multifaceted review.

Our 2020 CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Outlined below is the process that was applied for identifying our median associate for our comparative compensation analysis of the median associate to our CEO.

•	We identified the median associate using our associate population as of December 31, 2020, which included 48,742 global full-time, part-time, temporary and seasonal associates employed on that date;

•	We consistently applied 2020 W-2 earnings as compensation measure for the median associate;

•

During 2020, our median associate participated in the AIP, as discussed further in this proxy statement under the section titled “Compensation Discussion & Analysis – Plan Design and Award Decisions—Associate Incentive Plan.” The 2020 AIP compensation was not included within the 2020 W-2 earnings, as this cash compensation, although earned for 2020, is payable during 2021. Therefore, to determine the median associate compensation, we applied the final AIP payout of 139.4% of the target opportunity (based on overall Company performance, as discussed in the above referenced section) to the median associate’s total W-2 compensation. This payout as a percentage of target was consistent across our population of eligible associates, before any adjustments for individual contributions, including the final payout for our CEO and other NEOs;

•	We then calculated the median associate’s compensation in the same manner as the Named Executive Officers in the Summary Compensation Table;

64	Humana | 2021 Proxy Statement • Executive Compensation

•	Applying this methodology, our median associate’s total compensation was $62,872, which includes a base salary of $60,454 and 2020 AIP achievement payment of $2,418; and

•	Our Chief Executive Officer’s total compensation was $16,489,639.

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2020 under our Amended and Restated Stock Incentive Plan, which we refer to as the Stock Plan, and the range of potential payments earned in 2020 under our short-term incentive compensation plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh)(5) (k-1)	Closing Market Price on Grant Date ($/Sh) (k-2)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Bruce D. Broussard	03/01/2020	1,180,782	2,361,564	4,723,128

	02/24/2020				6,414	16,035	32,070				346.16	5,698,198

	02/24/2020							8,018			346.16	2,812,634

	02/24/2020								285	350.7875	346.16	19,874

	02/24/2020								40,005	350.7875	346.16	2,789,661

Brian A. Kane	03/01/2020	375,000	750,000	1,500,000

	02/24/2020				1,995	4,989	9,978				346.16	1,772,891

	02/24/2020							2,494			346.16	874,870

	02/24/2020								285	350.7875	346.16	19,874

	02/24/2020								12,250	350.7875	346.16	854,227

T. Alan Wheatley	03/01/2020	312,500	625,000	1,250,000

	02/24/2020				1,368	3,421	6,842				346.16	1,215,687

	02/24/2020							1,710			346.16	599,851

	02/24/2020								285	350.7875	346.16	19,874

	02/24/2020								8,310	350.7875	346.16	579,480

Timothy S. Huval	03/01/2020	325,000	650,000	1,300,000

	02/24/2020				969	2,423	4,846				346.16	861,037

	02/24/2020							1,212			346.16	425,157

	02/24/2020								285	350.7875	346.16	19,874

	02/24/2020								5,803	350.7875	346.16	404,659

William K. Fleming	03/01/2020	275,000	550,000	1,100,000

	02/24/2020				1,026	2,566	5,132				346.16	911,854

	02/24/2020							1,283			346.16	450,064

	02/24/2020								285	350.7875	346.16	19,874

	02/24/2020								6,161	350.7875	346.16	429,624
(1)

Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2020. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2020, for our CEO, the threshold, target and maximum opportunity, as a percentage of base salary, were 88%, 175% and 350%, respectively, and for our other Named Executive Officers, were 50%, 100% and 200%.

(2)

In 2020, our Named Executive Officers were awarded 50% of their equity awards in the form of performance-based restricted stock units, with performance criteria based upon three-year cumulative goals for (a) relative total stockholder return (rTSR) and (b) adjusted return on invested capital (ROIC) with a rTSR modifer. The performance-based units generally vest three years from the date of grant to the extent that the underlying performance targets have been met and the Named Executive Officer continues to be employed through the applicable vesting date.

(3)

In 2020, our Named Executive Officers were awarded 25% of their equity grants in the form of time-based restricted stock units. The restricted stock units generally vest in equal annual one-third installments beginning in the year of grant, to the extent the Named Executive Officer continues to be employed through the applicable vesting date.

(4)

In 2020, our Named Executive Officers were awarded 25% of their equity grants in the form of stock options. Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. The exercise price may be paid in cash or, at the discretion of the Committee, in Shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(5)

Options under our Stock Plan cannot be granted at less than the Fair Market Value, defined in our Stock Plan as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our Stock Plan was approved by our Board of Directors and by our stockholders.

(6)

Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

Executive Compensation • 2021 Proxy Statement | Humana	65

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2020.

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

Bruce D. Broussard	0	14,718		268.4700	02/19/2025	(3)

	13,469	26,940		307.9650	02/25/2026	(5)

	0	40,290		350.7875	02/24/2027	(6)

							3,045	(7)	1,249,272

							5,346	(8)	2,193,303

										40,972	(9)	16,809,583

										18,265	(11)	7,493,582

										6,414	(12)	2,631,472

Brian A. Kane	8,027	4,014		268.4700	02/19/2025	(3)

	3,891	7,783		307.9650	02/25/2026	(5)

	0	12,535		350.7875	02/24/2027	(6)

							880	(7)	361,038

							1,663	(8)	682,279

										11,174	(9)	4,584,357

										5,277	(11)	2,164,995

										1,995	(12)	818,489

T. Alan Wheatley	459	0		217.4150	03/08/2024	(1)

	459	0		217.4150	03/08/2024	(2)

	0	2,209		268.4700	02/19/2025	(3)

	464	464		271.1400	03/01/2025	(4)

	2,634	5,268		307.9650	02/25/2026	(5)

	0	8,595		350.7875	02/24/2027	(6)

							596	(7)	244,521

							1,140	(8)	467,708

										6,146	(9)	2,521,520

										1,290	(10)	529,249

										3,572	(11)	1,465,484

										1,368	(12)	561,250

Timothy S. Huval	0	2,208		268.4700	02/19/2025	(3)

	0	4,071		307.9650	02/25/2026	(5)

	0	6,088		350.7875	02/24/2027	(6)

							460	(7)	188,724

							808	(8)	331,498

										6,146	(9)	2,521,520

										2,760	(11)	1,132,345

										969	(12)	397,552

66	Humana | 2021 Proxy Statement • Executive Compensation

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

William K. Fleming	4,415	2,208		268.4700	02/19/2025	(3)

	927	464		271.1400	03/01/2025	(4)

	2,394	4,790		307.9650	02/25/2026	(5)

	0	6,446		350.7875	02/24/2027	(6)

							542	(7)	222,366

							856	(8)	351,191

										6,146	(9)	2,521,520

										1,290	(10)	529,249

										3,247	(11)	1,332,147

										1,026	(12)	420,938
(1)	Options granted on March 8, 2017, that vested ratably over three years with full vesting on March 8, 2020.
(2)	Options granted on March 8, 2017, that vested fully three years from the date of grant.
(3)	Options granted on February 19, 2018, vesting ratably over three years with full vesting on February 19, 2021.
(4)	Options granted on March 1, 2018, vesting ratably over three years with full vesting on March 1, 2021.
(5)	Options granted on February 25, 2019, vesting ratably over three years with full vesting on February 25, 2022.
(6)	Options granted on February 24, 2020, vesting ratably over three years with full vesting on February 24, 2023.
(7)	Restricted stock units awarded on February 25, 2019, vesting ratably over three years with an initial tranche vested on December 15, 2019, and full vesting on December 15, 2021.
(8)	Restricted stock units awarded on February 24, 2020, vesting ratably over three years with an initial tranche vested on December 15, 2020, and full vesting on December 15, 2021.
(9)

Performance-based restricted stock units awarded on February 19, 2018, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of maximum performance goals.

(10)	Performance-based restricted stock units awarded on March 1, 2018, vesting fully on February 19, 2021. The number of Shares reported is based upon achievement of maximum performance goals.
(11)

Performance-based restricted stock units awarded on February 25, 2019, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of target performance goals.

(12)

Performance-based restricted stock units awarded on February 24, 2020, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(13)	Based on the closing stock price on December 31, 2020 of $410.27.

Executive Compensation • 2021 Proxy Statement | Humana	67

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and Shares acquired upon the vesting of restricted stock units held by, our Named Executive Officers in 2020. Options exercised or vested restricted stock units may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)

Bruce D. Broussard	65,070	14,254,549	9,131	3,565,519

Brian A. Kane	71,813	15,414,131	4,941	1,858,951

T. Alan Wheatley	13,121	3,068,377	3,510	1,317,783

Timothy S. Huval	17,159	2,264,761	3,159	1,178,946

William K. Fleming	12,750	3,036,302	3,313	1,240,858
(1)

The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the NYSE composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on contributions and earnings for the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan for the Named Executive Officers in 2020.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Bruce D. Broussard	—	350,737	337,759	—	2,609,873

Brian A. Kane	—	120,745	99,033	—	677,612

T. Alan Wheatley	—	94,691	117,292	—	818,995

Timothy S. Huval	—	101,452	8,619	—	631,718

William K. Fleming	—	82,009	65,816	—	1,153,732
(1)

The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2020, once an individual is paid $285,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2020. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan

68	Humana | 2021 Proxy Statement • Executive Compensation

allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum payment or periodic installments not to exceed twenty (20) years — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2020 will receive a lump sum payment upon termination.

We also maintain a Humana Deferred Compensation Plan, which is designed to provide certain key employees of the Company and its subsidiaries with the opportunity to defer receipt of a portion of certain incentive compensation to which they may become entitled while the plan is in effect. The Humana Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that is maintained for the purpose of allowing deferred compensation to certain highly-compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, whose annual rate of base compensation exceeds the limitation provided in IRS Code Section 401(a)(17) for the plan year. For 2020, participants may elect to have the payment of up to 80% of his or her incentive compensation for a plan year deferred pursuant to the Humana Deferred Compensation Plan; provided, that such amount must be equal to or greater than $25,000. If a participant’s deferral election results in a deferral amount of less than $25,000, then the deferral amount shall be zero. Deferral elections under the Humana Deferred Compensation Plan are made annually and are irrevocable. The deferral account accrues interest using the established two-year U.S. Treasury note rate. Distributions from the Humana Deferred Compensation Plan are distributable upon the payment commencement date, as determined upon the participant’s deferral election, which may be (i) the date that is six months following the date of the participant’s separation from the Company; (ii) a date specified by the participant in his or her deferral election; or (iii) the earlier of either the date that is six months following the date of (i) or (ii). Distributions may take the form of a lump sum payment or periodic installments (quarterly or annually) not to exceed ten (10) years — if the deferral balance is less than $100,000, then payment will be made in lump sum regardless of the participant’s election. Mr. Fleming is the only Named Executive Officer who has participated in the Humana Deferred Compensation Plan, however he made no contributions during 2020. Mr. Fleming’s 2020 accrued earnings of $1,917 and 2020 deferral account balance of $228,292 are each included within the table above under column (d) and column (f), respectively.

Executive Compensation • 2021 Proxy Statement | Humana	69

Potential Payments Upon Termination or Change in Control of the Company

In accordance with our past disclosure practice, the table below discloses amounts payable to our Named Executive Officers under various scenarios had such occurred as of December 31, 2020. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause $ (b)	Involuntary Termination for Cause $ (c)	Retirement(6) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Bruce D. Broussard

• Severance(1)	0	7,422,058	0	0	0	9,277,572

• Life, Health & Other Benefits(7)	0	0	0	0	0	55,111

• Stock Options (accelerated)(2)(4)	0	0	0	0	6,984,391	6,984,391

• Restricted Stock Units (accelerated)(2)(4)	0	0	0	0	36,526,689	17,381,854

• Subtotal: Termination Related Payments	0	7,422,058	0	0	43,511,080	33,698,928

• Stock Options (vested)(2)(4)	1,335,990	1,335,990	0	1,335,990	1,335,990	1,335,990

• Supplemental Retirement Plan(5)	2,609,873	2,609,873	2,609,873	2,609,873	2,609,873	2,609,873

Subtotal: Currently Vested Amounts	3,945,863	3,945,863	2,609,873	3,945,863	3,945,863	3,945,863

• Mr. Broussard’s Totals	3,945,863	11,367,921	2,609,873	3,945,863	47,456,943	37,644,791

Brian A. Kane

• Severance(1)	0	1,125,000	0	0	0	3,000,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	23,058

• Stock Options (accelerated)(2)	0	0	0	0	2,035,244	2,035,244

• Restricted Stock Units (accelerated)(2)	0	0	0	0	13,944,652	7,490,023

• Subtotal: Termination Related Payments	0	1,125,000	0	0	15,979,896	12,548,325

• Stock Options (vested)(2)	1,499,173	1,499,173	0	1,499,173	1,499,173	1,499,173

• Supplemental Retirement Plan(5)	677,612	677,612	677,612	677,612	677,612	677,612

Subtotal: Currently Vested Amounts	2,176,785	2,176,785	677,612	2,176,785	2,176,785	2,176,785

• Mr. Kane’s Totals	2,176,785	3,301,785	677,612	2,176,785	18,156,681	14,725,110

T. Alan Wheatley

• Severance(1)	0	937,500	0	0	0	2,500,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	50,830

• Stock Options (accelerated)(2)	0	0	0	0	1,376,478	1,376,478

• Restricted Stock Units (accelerated)(2)	0	0	0	0	9,428,895	5,067,858

• Subtotal: Termination Related Payments	0	937,500	0	0	10,805,373	8,995,166

• Stock Options (vested)(2)	498,559	498,559	0	498,559	498,559	498,559

• Supplemental Retirement Plan(5)	818,995	818,995	818,995	818,995	818,995	818,995

Subtotal: Currently Vested Amounts	1,317,554	1,317,554	818,995	1,317,554	1,317,554	1,317,554

• Mr. Wheatley’s Totals	1,317,554	2,255,054	818,995	1,317,554	12,122,927	10,312,720

70	Humana | 2021 Proxy Statement • Executive Compensation

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause $ (b)	Involuntary Termination for Cause $ (c)	Retirement(6) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Timothy S. Huval

• Severance(1)	0	975,000	0	0	0	2,600,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	51,115

• Stock Options (accelerated)(2)	0	0	0	0	1,053,184	1,053,184

• Restricted Stock Units (accelerated)(2)	0	0	0	0	7,239,216	3,877,744

• Subtotal: Termination Related Payments	0	975,000	0	0	8,292,400	7,582,043

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(5)	631,718	631,718	631,718	631,718	631,718	631,718

Subtotal: Currently Vested Amounts	631,718	631,718	631,718	631,718	631,718	631,718

• Mr. Huval’s Totals	631,718	1,606,718	631,718	631,718	8,924,118	8,213,761

William K. Fleming

• Severance(1)	0	825,000	0	0	0	2,200,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	49,974

• Stock Options (accelerated)(2)	0	0	0	0	1,207,792	1,207,792

• Restricted Stock Units (accelerated)(2)	0	0	0	0	8,330,391	4,449,797

• Subtotal: Termination Related Payments	0	825,000	0	0	9,538,183	7,907,563

• Stock Options (vested)(2)	975,841	975,841	975,841	975,841	975,841	975,841

• Supplemental Retirement Plan(5)	1,153,732	1,153,732	1,153,732	1,153,732	1,153,732	1,153,732

Subtotal: Currently Vested Amounts	2,129,573	2,129,573	2,129,573	2,129,573	2,129,573	2,129,573

• Mr. Fleming’s Totals	2,129,573	2,954,573	2,129,573	2,129,573	11,667,756	10,037,136

(1) Severance Policy

We have a Severance Policy that covers all of our Named Executive Officers, or NEOs. Under the Severance Policy our NEOs, if involuntarily terminated for reasons not meeting the definition of Cause, would receive salary continuation during the Severance Period (24 months for the CEO; eighteen (18) months for other NEOs) following the termination date at their respective Severance Rate. The Severance Rate for all NEOs is equal to their then current Annual Base Salary, however, the CEO’s Severance Rate also includes the target annual incentive compensation calculated as if goals had been met during the Company’s then-current fiscal year, pursuant to the relevant incentive compensation plan. All other terminated Named Executive Officers would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. The calculations in the table assume a December 31, 2020 termination and incentive compensation for the full year at the target threshold.

Under the terms of the Severance Policy, each Named Executive Officer is required to enter into a written agreement containing certain restrictive covenants, including, non-compete and non-solicitation provisions as well as provisions relating to non-disparagement and cooperation, in each case for the duration of the applicable Severance Period.

(2) Stock Option and Restricted Stock Unit Agreements

At December 31, 2020, the NEOs have stock options and restricted stock units (with both time-based and performance-based vesting) outstanding under our Stock Plan. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options and restricted stock units based on the December 31, 2020 fair market value of $407.155.

Voluntary Termination. Under the Stock Plan, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested restricted stock units shall immediately lapse upon such termination.

Executive Compensation • 2021 Proxy Statement | Humana	71

Involuntary Termination Without Cause. Under the Stock Plan, upon an involuntary termination by the Company for reasons other than Cause, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the NEO’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause. Under the Stock Plan, in the event of termination for Cause, all options and unvested restricted stock units are forfeited for all NEOs, regardless of whether the options are vested. Under the Stock Plan, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement. Under the Stock Plan, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options prior to July 2, 2015, in the event of an eligible Retirement by a NEO, any outstanding options that have vested as of the retirement date of that NEO will be exercisable within two years of such retirement date. For awards granted after July 2, 2015, in the event of an eligible Retirement by a NEO, any outstanding options and restricted stock units will vest pro rata on the next scheduled vesting date, and any remaining outstanding options or restricted stock units would then be forfeited.

Death or Disability. Under the Stock Plan, in the event of death or Disability of a NEO, all outstanding options shall become immediately exercisable in full and the NEO, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plan, in the event of death or Disability of a NEO, any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the maximum level.

Change in Control. Under the Stock Plan, in the event of a termination other than for Cause or resignation for Good Reason within two years following a Change in Control, (x) all outstanding options shall become immediately exercisable in full and the NEO shall have two years to exercise the options, but in no event beyond the expiration date, and (y) any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

(3) Change in Control Policy and Benefits

We have a Change in Control Policy (CIC Policy), as adopted by the Organization & Compensation Committee. For the period ended December 31, 2020, all of our NEOs, including the CEO were eligible under the CIC Policy. The CIC Policy provides certain benefits in the event an eligible employee’s employment is terminated by the Company without Cause or by the employee with Good Reason within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control. The table assumes treatment of each NEO under the CIC Policy.

Under the CIC Policy for the period ended December 31, 2020, NEOs would be entitled to receive a Cash Severance equal to twice the sum of each individual’s Annual Base Salary, excluding the CEO whose Cash Severance is equal to two and one-half times Annual Base Salary, as well as the target incentive compensation payable to him or her. Assuming a Change in Control and subsequent termination event had occurred at December 31, 2020, the payments set forth in the table above would have been made within fifteen business days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. See the discussion herein under Note 3 regarding Change in Control treatment of equity compensation.

Further, under the CIC Policy, each NEO is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the NEO and/or the NEO’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue for 18 months following termination. These benefits are valued at the amounts listed in the table above for the applicable period.

Pursuant to our long-standing Company policy, the CIC Policy does not include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(4) Treatment of Equity Awards Granted to our CEO Prior to 2018

The Company and Mr. Broussard previously had in force an Amended and Restated Employment Agreement, dated as of February 27, 2014, later amended on July 2, 2015 and August 16, 2018, which we refer to herein as the Broussard Agreement. Effective as of January 1, 2019, Mr. Broussard and the Company agreed not to renew the Broussard Agreement, but that certain provisions pertaining to the treatment of equity awards granted prior to December 31, 2018, in the event of termination or change in control, would continue to apply. For all other purposes, Mr. Broussard is governed by the Severance Policy and CIC Policy generally applicable to Company as described in Notes 1 and 3 above.

72	Humana | 2021 Proxy Statement • Executive Compensation

The table above discloses potential payments upon termination or a Change in Control that would be owed to Mr. Broussard as of December 31, 2020, and contemplates the separate treatment of outstanding equity awards granted on or before December 31, 2018, according to the description below.

The following will apply to Mr. Broussard’s equity-based compensation awards, granted on or prior to December 31, 2018, that are outstanding on the Termination Date upon a termination of Mr. Broussard’s employment by us without Cause or by Mr. Broussard for Good Reason in circumstances not related to a Change in Control, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	a pro-rated portion of all time-based equity awards other than stock options will become vested and all restrictions on that portion will lapse as of the termination date;

(ii)	all unvested stock options will be forfeited;

(iii)	all vested stock options will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option; and

(iv)

a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding until the end of the applicable performance period (or, if earlier, upon a Change in Control) and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance.

In the table above, time-based equity awards other than stock options are shown assuming pro rata vesting as of December 31, 2020, and performance-based equity awards that are subject to continued vesting requirements are not included.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards, granted on or prior to December 31, 2018, that are outstanding on the Termination Date upon a Change in Control Termination, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the date of termination;

(ii)	all time-based stock options will become vested and exercisable as of the date of termination;

(iii)	all performance-based stock options will become vested and exercisable as of the date of termination as if the target performance level had been attained;

(iv)

all vested stock options (including those that vest pursuant to clause (ii) above) will remain outstanding and exercisable until the earlier of the second anniversary of the date of termination and the term of the stock option; and

(v)

all of the Shares subject to outstanding performance-based equity awards other than stock options will remain outstanding and the vesting (which will not be prorated) will be determined based on (a) actual level of performance attained for any performance period that ends prior to the Change in Control, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. Performance-based equity awards other than stock options that are subject to continued vesting requirements are not included in the table above.

In the event that Mr. Broussard’s employment is terminated due to his death or Disability, on or after a Change in Control, any outstanding equity awards granted on or prior to December 31, 2018 held by Mr. Broussard will be treated as follows: (i) all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the termination date, (ii) all time-based stock options will become vested and exercisable as of the termination date, (iii) all performance-based stock options will become vested and exercisable as of the termination date as if the target performance level had been attained, (iv) all vested stock options (including those that vest pursuant to clauses (ii) and (iii)) will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and (v) a pro-rated portion of all performance-based equity awards other than stock options that would have vested at the end of the applicable performance period had the target performance level been attained will vest as of the termination date. In the table above, performance-based equity awards are shown at the target level of performance.

(5) Pension and Retirement Plans

In the event of termination, each NEO would receive their account balance under the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan, as disclosed in the Nonqualified Deferred Compensation table, together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates.

Executive Compensation • 2021 Proxy Statement | Humana	73

At December 31, 2020, the account balances under the Humana Retirement Savings Plan—which include both the individual’s contribution and the Company’s contributions—for the NEOs are as follows (which amounts are not included in the table above):

Bruce D. Broussard	$691,136

Brian A. Kane	$463,907

T. Alan Wheatley	$2,262,995

Timothy S. Huval	$478,443

William K. Fleming	$2,254,512

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

(6) Retirement

As noted above, under the Stock Plan, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options and restricted stock units held by each of our NEOs, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from continued vesting of stock option and restricted stock unit awards.

(7) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our NEOs, are eligible for continuation of health and dental coverage pursuant to COBRA. Such coverage is not included in the table above (except for a Change in Control, where a two year expense for health benefits is included, assuming a 10% increase in premiums year over year).

In the event of death, the estate of each NEO is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million), reduced by 50% when the age of 70 has been attained. As of December 31, 2020, the amount payable under such death benefit, which is not included in the table above, is as follows for our NEOs:

Bruce D. Broussard	$3,000,000

Brian A. Kane	$2,250,000

T. Alan Wheatley	$1,875,000

Timothy S. Huval	$1,950,000

William K. Fleming	$1,650,000

74	Humana | 2021 Proxy Statement • Executive Compensation

Certain Transactions with Management and Others

The Board of Directors has determined that there are no material transactions involving a director of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% stockholder, other than the following:

•

During 2020, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2020. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $4.58 million in fees for the year ended December 31, 2020. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers. During 2020 the Company received approximately $175,115 in fees associated with employee assistance program services, which is an amount that is comparable to other non-affiliated customers for the provision of similar services.

•

During 2020, the Company maintained a mutual fund with FMR LLC, or Fidelity Investments, in which the Company invested in the Fidelity Investments Money Market Treasury Portfolio mutual fund. In connection with this mutual fund, the Company paid approximately $320,800 in management fees for the year ended December 31, 2020. The fees were determined solely based on the institutional share class expense ratio of 0.14%, as disclosed in fund’s prospectus, and, to our knowledge, said share class is available to all non-affiliated investors that meet the minimum required investment balance.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Policy Regarding Related Person Transactions.” Pursuant to that policy, our Board of Directors has approved the continuation for 2021 of the above described relationships.

Certain Transactions with Management and Others • 2021 Proxy Statement | Humana	75

Audit Committee Report

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for fiscal year 2021. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

During 2020, the Audit Committee met independently with our Chief Audit Officer, our Chief Risk Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31

	2020	2019

Audit Fees	$6,003,000	$6,278,000

Audit Related Fees	$1,650,000	$1,807,000

Tax Fees	$157,362	$186,000

All Other Fees	$2,620,788	$1,983,000

TOTAL	$10,431,150	$10,254,000

•

Audit Fees include activities relating to the audit of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate Company audits, and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit Related Fees include other assurance and related services including the audits of our employee benefit plans, Service Organization Controls (SOC) reports, work performed in connection with registration statements, and other mandated regulatory and compliance attestation services. No amounts were paid for financial systems design and implementation.

•	Tax Fees include activities relating to tax compliance, consultation and support services.

•	All Other Fees include activities related to advisory services and the annual renewal of software licenses for accounting research.

76	Humana | 2021 Proxy Statement • Audit Committee Report

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2020.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2020.

All members of the Audit Committee of the Company whose names follow submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

Raquel C. Bono, M.D.

John W. Garratt

William J. McDonald

Audit Committee Report • 2021 Proxy Statement | Humana	77

Proposal Two

Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2021. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2022. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP, while Shares voting “abstain” will be counted as “against” votes. Pursuant to NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

78	Humana | 2021 Proxy Statement • Proposal Two

Proposal Three

Non-Binding Advisory Vote with Respect to the Compensation of the Company’s Named Executive Officers

Background

The Dodd-Frank Act requires that we include in our proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2017 Annual Meeting, held on April 20, 2017, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2021, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay for performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against.” Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

Proposal Three • 2021 Proxy Statement | Humana	79

Incorporation by Reference

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act of 1933, except to the extent that we specifically incorporate such information by reference into any of these future filings.

Additional Information

Our Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings and Financial Reports” subcategory.

By Order of the Board of Directors,

Joseph M. Ruschell

Associate Vice President, Assistant General Counsel &

Corporate Secretary

80	Humana | 2021 Proxy Statement • Incorporation by Reference

HUMANA INC. 500 WEST MAIN STREET 21ST FLOOR LOUISVILLE, KY 40202 ATTN: JOSEPH M. RUSCHELL

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HUM2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D32795-P48250	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

Vote on Directors

1. Election of Directors

Nominees:	For	Against	Abstain		For	Against	Abstain
1a) Kurt J. Hilzinger 1b) Raquel C. Bono, M.D. 1c) Bruce D. Broussard 1d) Frank A. D’Amelio 1e) Wayne A. I. Frederick, M.D. 1f) John W. Garratt 1g) David A. Jones, Jr. 1h) Karen W. Katz	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	1i) Marcy S. Klevorn 1j) William J. McDonald 1k) Jorge S. Mesquita 1l) James J. O’Brien 1m) Marissa T. Peterson	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐
				2. The ratification of the appointment of Pricewater-houseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
				3. Non-binding advisory vote for the approval of the compensation of the named executive officers as disclosed in the 2021 proxy statement.	☐	☐	☐
For address changes, please send via email to: CorporateSecretary@humana.com.				At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D32796-P48250

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 22, 2021

9:30 AM, EASTERN TIME

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held on Thursday, the 22nd day of April, 2021 at 9:30 a.m., Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/HUM2021, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

(SEE REVERSE SIDE TO VOTE)